Exhibit 10.1

LEASE AGREEMENT

FOR

OFFICE SPACE

AT

STONE MANOR CORPORATE CENTER

EASTON ROAD

DOYLESTOWN AND WARRINGTON TOWNSHIPS, PA

TENANT: DISCOVERY LABORATORIES, INC.

INDEX

PARAGRAPHPAGE

SCHEDULE		1
1.	DEFINITIONS.	2
2.	LEASE GRANT.	3
3.	LEASE TERM.	3
4.	USE.	4
5.	BASE RENTAL.	4
6.	OPERATING EXPENSES.	4
7.	SERVICES TO BE FURNISHED BY LANDLORD.	7
8.		9
10.		9
11.	REPAIRS AND ALTERATIONS BY TENANT.	10
12.	PARKING.	11
13.	LAWS, REGULATIONS AND RULES.	11
14.	ENTRY BY LANDLORD; LIMITED ACCESS.	12
15.	ASSIGNMENT AND SUBLETTING.	12
16.	CONSTRUCTION LIENS.	14
17.	INSURANCE.	15
18.	WAIVER OF CLAIMS; WAIVER OF SUBROGATION.	17
19.	INDEMNIFICATION.	17
20.	CASUALTY DAMAGE.	18
21.	CONDEMNATION.	18
22.	EVENTS OF DEFAULT/REMEDIES.	19
23.	PEACEFUL ENJOYMENT.	21
24.	INTENTIONALLY DELETED.	21
25.	HOLDING OVER.	21
26.	SUBORDINATION TO MORTGAGE.	21
27.	ESTOPPEL.	22
28.	LANDLORD'S LIEN.	23
29.	TELECOMMUNICATIONS.	23
30.	NO IMPLIED WAIVER.	24
31.	PERSONAL LIABILITY.	24
32.	SECURITY DEPOSIT.	25
33.	FORCE MAJEURE.	25
34.	HAZARDOUS MATERIAL.	25
35.	MISCELLANEOUS.	26

EXHIBIT A-1	SITE PLAN
EXHIBIT A-2	PREMISES FLOOR PLAN
EXHIBIT B	COMMENCEMENT DATE AGREEMENT
EXHIBIT C	BUILDING RULES AND REGULATIONS
EXHIBIT D	WORK LETTER
EXHIBIT E	BUILDING SPECIFICATIONS

OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease"), is dated for reference purposes as of May 26, 2004, between STONE MANOR CORPORATE CENTER, L.P., a Pennsylvania limited partnership ("Landlord"), and the Tenant named in Item 1 of the Schedule ("Tenant").

The following Schedule (the "Schedule") is an integral part of this Lease and contains definitions of certain terms used in this Lease.

SCHEDULE

1.    Name of Tenant: Discovery Laboratories, Inc., a Delaware corporation.

2.    Office Space:

a.	Building: A (as identified on the Site Plan.)

b.	Floor: 1st and 2nd, consisting of approximately 39,594 rentable square feet as defined in Paragraph 1.7.

c.	Premises: Suites 100 and 200.

3.    Rentable Square Feet in Building: 60,859 square feet.

4.    Initial Base Rental (annual) for first Lease Year: $880,966.50.

5.    Initial Monthly Installments of Base Rental for first Lease Year: $73,413.88.

6.    Proportionate Shares:

a.	Tenant's Building Proportionate Share: To be determined based on the final rentable square footage of the Premises and the Building. See Paragraph 6.1(d) below.

b.	Tenant’s Site Proportionate Share: To be determined based on the final rentable square footage of the Premises and all buildings within the Project. See Paragraph 6.1(f) below.

7.    Security Deposit: $600,000. See Paragraph 32 below.

8.    Tenant's Real Estate Broker: Julien J. Studley, Inc.

9.    Allowance (see Exhibit D): $40.00 per rentable square foot.

10.    Estimated Commencement Date (subject to Paragraph 3.2): September 27, 2004.

11.    Estimated Expiration Date (subject to Paragraph 3.2): December 31, 2009.

12.    Tenant's Address for Notices prior to taking possession of the Premises: 350 South Main Street, Suite 307, Doylestown, PA 18901.

13.    Base Year: Calendar Year 2005.

14.    Electric and Gas for Premises: to be paid by Tenant. See Paragraph 7.2.

1.    DEFINITIONS.

1.1 "Base Rental" means the following amounts for the corresponding periods:

PERIOD	BASE RENTAL (annual)	MONTHLY INSTALLMENTS OF BASE RENTAL
Rent Commencement Date through the last day of the first Lease Year	$880,966.56	$73,413.88 ($ 22.25 x 39,594 ÷ 12)
First day of second Lease Year through the last day of the second Lease Year	$900,763.56	$75,063.63 ($22.75 x 39,594 ÷ 12)
First day of the third Lease Year through the last day of the third Lease Year	$920,560.56	$76,713.38 ($23.25 x 39,594 ÷ 12)
First day of the fourth Lease Year through the last day of the fourth Lease Year	$940,357.56	$78,363.13 ($23.75 x 39,594 ÷ 12)
First day of the fifth Lease Year through the last day of the Lease Term	$960,154.56	$80,012.88 ($24.25 x 39,594 ÷ 12)

For purposes hereof, the term "Lease Year" means a period of 12 consecutive months beginning on the Commencement Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, except that (a) if the Commencement Date is not the first day of a calendar month, then the first Lease Year will begin on the Commencement Date and end on (and include) the following anniversary of the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year will mean a period of 12 consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, and (b) the last Lease Year will end on the last day of the Lease Term. The Base Rental due for the first month during the Lease Term is required to be deposited with Landlord by Tenant at the time of execution hereof.

1.2 "Building" means the office building within the Project and Identified on the Schedule. The square footage of the Building, as set forth in the Schedule, was calculated by Landlord’s architect using the BOMA methodology.

1.3 "Building Standard" means the type, brand or quality of materials, amount, level of performance, or standards, as the case may be, as established in this Lease or in the Building Rules and Regulations, or as designated from time to time by Landlord, to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

1.4 "Building Common Areas" means those areas in the Building and devoted to corridors, elevator foyers, restrooms, mechanical rooms, elevators, janitorial closets, electrical and telephone closets, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

1.5 "Exterior Common Areas" means the portion of the Project which are not located within the Building (or other buildings in the Project) and which are provided and maintained for the common use and benefit of the users of the Building or other buildings in the Project generally and the employees, invitees and licensees of Landlord and such tenants; including, without limitation, all parking areas, driveways, sidewalks and landscaped areas.

1.6 "Lease Term" means the period beginning on the Commencement Date and ending on the Expiration Date (subject to Paragraph 3.2).

1.7 "Premises" are outlined on the floor plan attached as Exhibit A-2. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in the Schedule. Unless otherwise expressly provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less. The square footage of the Premises, as set forth in the Schedule, was calculated by Landlord’s architect using the BOMA methodology, and will be confirmed by Landlord and Tenant and/or their respective architects, within 30 days after execution hereof.

1.8 “Rent Commencement Date” means the date that is 3 months after the Commencement Date as determined in accordance with Paragraph 3.2.

1.9 "Project" means the lands and buildings known as Stone Manor Corporate Center, located at Easton Road, Doylestown and Warrington Townships, as further shown on the Site Plan.

1.10 "Service Areas" means those areas within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (but excluding any such areas for the exclusive use of a particular tenant).

1.11 “Site Plan” means the Site Plan attached hereto as Exhibit A-1.

1.12 "Work Letter" means the Work Letter attached as Exhibit D.

2.    LEASE GRANT.

Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

3.    LEASE TERM.

3.1 This Lease will continue in force during a period beginning on the Commencement Date and continuing until the Expiration Date, unless this Lease is terminated on an earlier date or extended to a later date under any other term or provision of this Lease.

3.2 Landlord will have no liability to Tenant for failure to deliver possession of the Premises to Tenant by the date specified in Item 10 of the Schedule. If Landlord fails to deliver possession of the Premises by such date for any reason other than a Tenant Delay (as defined in the Work Letter), the Commencement Date will be deferred until Landlord delivers possession of the Premises, and the Expiration Date will be deferred for an equal amount of time. However, if the Expiration Date, as so extended, falls on other than the last day of a month, then the Expiration Date will be further extended to fall on the last day of such month. If Landlord fails to deliver possession of the Premises by the date specified in Item 10 of the Schedule due to a Tenant Delay, then the Commencement Date and the Expiration Date will not be deferred. If the Work described in the Work Letter is substantially completed (or would have been substantially completed but for a Tenant Delay) prior to the scheduled Commencement Date set forth in Item 10 of the Schedule, then the Commencement Date will be the date on which such Work is substantially completed in accordance with the Work Letter (or would have been substantially completed but for a Tenant Delay), and the Expiration Date will occur on the date set forth in the Schedule. However, if the Expiration Date falls on other than the last day of a month, then the Expiration Date will be further extended to fall on the last day of such month. Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit B attached. If Landlord makes such demand upon Tenant but Tenant fails to respond within 15 days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the Commencement Date Agreement so delivered by Landlord to Tenant.

3.3 Notwithstanding anything to the contrary set forth in this Lease, in the event that Tenant fails to execute this Lease by May 25, 2004, or after executing this Lease fails to deliver plans as required by Paragraph 16 of the Lease Addendum attached hereto, then the Estimated Commencement Date set forth in Item 10 of the Schedule and the Estimated Expiration Date set forth in Item 11 of the Schedule will each be extended by one day for each day until Tenant delivers plans as required by Paragraph 16 of the Lease Addendum attached hereto.

4.    USE.

4.1 Tenant will use and occupy the Premises for the following use and for no other use or purpose: General office use, analytical laboratory space, sample storage and ancillary uses thereto as permitted under the Warrington Township Zoning Ordinance.

4.2 Notwithstanding the provisions of Paragraph 4.1, Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, or which, in Landlord's sole opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Project. Landlord reserves the right to grant to anyone the exclusive right to conduct any business or render any service in the Project; such exclusive right will not operate to exclude Tenant from using the Premises for the use set forth Paragraph 4.1 above.

5.    BASE RENTAL.

Tenant will pay to Landlord during the Lease Term without any setoff or deduction whatsoever, the Base Rental and all such other money that becomes due hereunder as additional rent, all of which are sometimes herein collectively called "rent". The annual Base Rental then in effect for each calendar year or portion thereof will be due and payable in 12 equal installments on the first day of each calendar month during the Lease Term. Tenant agrees to pay all such sums in advance, and without demand. Tenant will pay all rent due to Landlord at Landlord's address in accordance with Paragraph 35.13. If the Rent Commencement Date commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustments thereto for such month or months will be prorated, based on the number of days in such month. Tenant will pay all sales taxes, governmental surcharges and the like levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required.

6.    OPERATING EXPENSES.

6.1   For the purposes of this paragraph, the following definitions apply:

(a)  "Base Year" is defined in the Schedule on page 1 of this Lease.

(b) “Operating Expenses” is defined to include the Building Operating Expenses and the Site Operating Expenses.

(c) "Building Operating Expenses" means all direct and indirect costs and expenses in each calendar year of operating, maintaining, repairing insuring, managing and owning the Building, including, without limitation, sums incurred for the following items: (i) real estate taxes and assessments of the Building, (ii) premiums incurred by Landlord to maintain the fire and casualty insurance coverage required to be carried by Landlord under Paragraph 17.2 of this Lease, (iii) all repairs and utilities to the Building not required to be paid by tenants; (iv) utility services (except to the extent, if any, that the cost thereof is separately metered and/or billed to Tenant or other tenants by Landlord pursuant to Paragraph 7 below) and systems, HVAC, plumbing electrical, fire detection and suppression, elevators and other Building services and systems, roof, windows, flooring and doors; janitorial; management fees; and (v) capital improvements which are (a) primarily for the purpose of reducing the Building Operating Expenses, or (b) required by governmental authorities. Building Operating Expenses will not include the cost of depreciation, interest, real estate lease commissions and principal payments on mortgage and other non-operating debts of Landlord. However, any capital expenditures shall be amortized on a straight line basis (with the period of the amortization to be reasonably determined by Landlord’s accountant based on the useful life of the capital expenditure), but not more than ten years and at an interest rate of one percent over the prime interest rate of Landlord’s lender, with the annual amortized cost included in the Building Common Expenses for each calendar year.

(d) "Tenant's Building Proportionate Share" is the percentage determined by dividing the total rentable square footage of the Premises by the total rentable square footage of the Building. Tenant’s Building Proportionate Share as of the date hereof is 65.06%.

(e)  “Site Operating Expenses” means all direct and indirect costs and expenses in each calendar year of operating, maintaining, insuring, managing and owning all of the Exterior Common Areas, including, without limitation, sums incurred for the following items: (i) real estate taxes and assessments of the Exterior Common Areas, (ii) landscaping and grass cutting; snow and ice; cleaning; removal of trash and other debris from the grounds; lighting; preventative maintenance; repairs; painting; parking lots; driveways; access roads; personnel to maintain the Exterior Common Areas; management fees; utilities; (iii) premiums incurred by Landlord to maintain a commercial liability insurance policy on the Exterior Common Areas on such terms (including amounts of coverage) as are customary and reasonable under the circumstances; and (iv) capital improvements which are (a) primarily for the purpose of reducing the Site Operating Expenses, or (b) required by governmental authorities, or (c) related to the parking lots, driveways, access roads, sidewalks, curbs, utility lines and/or walking trails. However, any capital expenditures shall be amortized on a straight line basis (with the period of the amortization to be reasonably determined by Landlord’s accountant based on the useful life of the capital expenditure), but not more than ten years and at an interest rate of one percent over the prime interest rate of Landlord’s lender, with the annual amortized cost included in the Site Common Expenses for each calendar year.

(f) “Tenant’s Site Proportionate Share” is the percentage determined by dividing the total rentable square footage of the Premises by the total rentable square footage of all the buildings in the Project. Tenant’s Site Proportionate Share shall be adjusted from time to time, during the term of this Lease, as and when additional buildings in the Project are constructed.

(g) "Expense Statement" means a statement from the Landlord setting forth the Operating Expenses.

6.2 Tenant will, during the Lease Term, pay in addition to Base Rental hereunder an amount equal to (a) Tenant's Building Proportionate Share of the excess from time to time of actual Building Operating Expenses incurred by Landlord for any calendar year over the Building Operating Expenses incurred for the Base Year, and (b) Tenant’s Site Proportionate Share of the excess from time to time of actual Site Operating Expense incurred by Landlord for any calendar year over the Site Operating Expenses incurred for the Base Year (the excess amounts referenced in this Paragraph 6.2 are collectively referred to as the “Excess Operating Expenses”).

6.3 For each calendar year after the Base Year, Landlord will furnish Tenant with an Expense Statement showing in reasonable detail the Operating Expenses incurred by Landlord for the calendar year. As part of the Expense Statement, Landlord may include an amount representing Tenant's share of the estimated Excess Operating Expenses to be incurred for the then current calendar year. Landlord will use reasonable efforts to deliver the annual Expense Statement within 120 days after the end of the applicable calendar year. Reasonable delays by Landlord in submitting such Expense Statements or mistakes by Landlord in such statements will not prejudice Landlord's right to collect any rent due under this Lease.

6.4 Upon receipt of the estimate showing Tenant's share of Excess Operating Expenses for the current calendar year, the amount thereof will be divided into 12 equal monthly installments, and Tenant will pay Landlord, at the same time that the next regular monthly rental payment is due, the number of installments necessary to bring the Tenant current for the calendar year. Credit will be given for any payment of estimated increases already paid for those months. Subsequent installments will be payable together with the regular rent payments for the balance of the calendar year and will continue until payments begin under the following calendar year's Expense Statement.

6.5 If Tenant's share of Excess Operating Expenses for a prior calendar year as shown on the Expense Statement is greater than the estimated payments made by Tenant for that year, then within 30 days following receipt by Tenant of the Expense Statement, Tenant will pay in full an amount equal to such excess. If Tenant's share of Excess Operating Expenses is less than the estimated payments made by Tenant for that year, then the amount of such overpayment will be credited against the next Operating Expense payments falling due, except that if this Lease expires before such credit is fully applied, Landlord will refund the unapplied balance to Tenant in cash. The obligations of Landlord and Tenant under this Paragraph 6.5 will survive expiration or termination of this Lease.

6.6 If this Lease terminates before the end of a calendar year, payment will be based on the percentage of the year in which Tenant leased the Premises.

6.7 Tenant shall have the right, exercised by written notice received by Landlord within 30 days after Tenant's receipt of the annual Expense Statement, to audit or cause to be audited, by an auditor selected by Tenant and reasonably satisfactory to Landlord, Landlord's books and records in respect of Operating Expenses for the fiscal year or portion thereof falling within the Lease Term. Such auditor must be an independent reputable accounting firm that is not being compensated on a contingency fee basis for the audit. Unless Tenant takes written exception of any item in any such statement within such 30-day period, such statement will be considered as final and accepted by Tenant. The audit must be performed during normal business hours and must be completed within 120 days after Tenant's receipt of such annual Expense Statement. The cost of such audit will be borne solely by Tenant. As a condition precedent to Tenant's right to dispute the Operating Expenses billed by Landlord pursuant to this Paragraph 6, Tenant must pay the total amount billed by Landlord hereunder within the time stipulated in this Lease. Landlord will refund the amount, if any, due Tenant upon completion of the audit. In connection with any such audit, the following confidentiality provisions will apply:

(a) All of the information obtained through Tenant's audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord or the Project as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit will be held in strict confidence by the Tenant and its officers, agents, and employees; and Tenant will cause its auditor and any of its officers, agents, and employees to be similarly bound pursuant to clause (b) below.

(b) As a condition precedent to Tenant's exercise of its right to audit, Tenant must deliver to Landlord a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

(c) Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision will result in immediate and irreparable harm to Landlord. Landlord will have all rights allowed by law or equity if Tenant, its officers, agents, or employees or the auditor violate the confidentiality provisions of this Paragraph 6.7, including, without limitation, the right to terminate Tenant's right to audit in the future pursuant to this Paragraph 6.7. Tenant will indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this Paragraph 6.7 by Tenant or its auditor; and will cause its auditor to be similarly bound under a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

(d)  The obligations within the preceding clauses (a) through (c) of this Paragraph 6.7 will survive the expiration or earlier termination of this Lease.

6.8 Notwithstanding any language in the Lease seemingly to the contrary, if the Building or the Project is less than fully occupied during any calendar year of the Lease Term, actual "Operating Expenses" for the purposes referenced above shall be determined as if the Building or the Project had been fully occupied during such year. If Landlord is not required to provide certain services to a tenant, then the costs of such services will be apportioned among the tenants provided with such services, and Tenant's share for such services will be recomputed to equal the ratio that Tenant's Premises bears to the total demised premises of tenants provided with such services. For the purposes of this Lease, "fully occupied" means occupancy of 95% of the rentable area in the Building or the Project, as applicable.

6.9 Should the Commonwealth of Pennsylvania, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building and/or lands comprising the Exterior Common Areas (a) impose a tax, assessment, charge, or fee which Landlord shall be required to pay, wholly or partially, in substitution for real estate taxes, or (b) impose an income or franchise tax or a tax on rents, wholly or partially, in substitution for or as a supplement to a tax levied against the Building and/or lands comprising the Exterior Common Areas and/or the personal property used in connection therewith; then all such taxes, assessments, fees or charges shall be deemed to constitute real estate taxes included within the definition of Operating Expenses hereunder.

7.    SERVICES TO BE FURNISHED BY LANDLORD.

7.1 Landlord agrees to furnish Tenant the following defined basic services:

(a) Hot and cold water at those points of supply provided for general use of tenants in the Building.

(b) Central heat and air conditioning at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service at times other than for Normal Building Hours for the Building (as established by the Building Rules and Regulations, as described in Paragraph 13.2) shall be furnished only upon the written request of Tenant delivered to Landlord in accordance with the Building Rules and Regulations. Tenant will pay to Landlord its regular charges for such additional heating or air conditioning.

If Tenant installs equipment which in Landlord’s opinion produces enough heat to cause comfort problems in the Building or any part thereof, or if Tenant desires a supplemental air conditioning system and Landlord has approved same, then Landlord may, at its option, either cause to be designed or permit Tenant to design a supplemental air conditioning system, subject to Landlord’s approval, and Landlord will install such system at Tenant’s expense substantially in accordance with such design. If Tenant has requested such supplemental system, Tenant will be responsible for determining that the design of such system is adequate for its needs. Tenant agrees to pay Landlord for such equipment, design, installation, metering and consumption of electricity and, if applicable, chilled water for supplemental air conditioning. During the Lease Term, Tenant will, at Tenant’s sole cost, repair and maintain such supplemental air conditioning system and keep the same in good condition. If such supplemental air conditioning is installed at the request of either Tenant or Landlord in a manner that utilizes the Building condenser water loop, Tenant will pay a one-time tap fee, payable within 30 days of invoicing from Landlord, at Landlord’s then established rate for such. Tenant will also pay for the necessary pump and piping to connect the supplemental air conditioning equipment to the Building condenser water risers. All systems and equipment installed, as provided herein above, will become part and parcel with the Building and forever remain Landlord’s property; provided that, at Landlord’s request given at the time Landlord approved the installation of such systems and equipment, Tenant will remove such systems and/or equipment prior to the expiration or termination of this Lease and repair any damage caused by such systems and equipment and its removal.

(c) Maintenance, repair and replacement for all Common Areas and Service Areas of the Building, including the systems, facilities and equipment necessary for the proper operation of the Project and for provision of Landlord’s other services set forth in this Paragraph, in the manner and to the extent found in comparable Class A office buildings in the Suburban Philadelphia area. Accordingly, Landlord will be responsible for and will maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord insures against.

(d) Nightly janitorial service, Monday through Friday, exclusive of normal business holidays; provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant will pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord.

(e) All Building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas and Service Areas.

7.2 Electricity and gas will be distributed to the Premises either by the utility companies serving the Building or, at Landlord's option, by Landlord; and Tenant will permit Landlord's wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity and/or gas to the Premises, Tenant will pay all of Landlord's charges for such electricity and gas, which charges will be based, at Landlord's option, on (i) meter readings, or (ii) on a survey of Tenant's electrical usage and gas usage made by Landlord, or (iii) on Tenant's prorata share of all space, including the Premises, which is commonly metered within the Building. Tenant's use of electrical services or gas furnished by Landlord must not exceed, either in voltage, rated capacity, or overall load or usage, that which Landlord deems to be Building Standard.

Notwithstanding the foregoing, Landlord shall have the right, at Landlord’s cost to install a separate meter or meters to measure the gas and/or electricity used by Tenant in the Premises. In the alternative to Landlord installing a separate meter for Tenant, Landlord may install one meter for the floor of the Building upon which Tenant is located or one meter for the entire Building and pro-rate Tenant’s gas and electric charges based upon the square footage of space occupied by the users of such gas and/or electric service.

Presently PECO (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for the Project. Notwithstanding the foregoing, if permitted by law, Landlord will have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company hereinafter being referred to as an (“Alternate Service Provider”) or continue to contract service from the Electric Service Provider. Tenant will cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, will allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord will not be liable or responsible for any loss, damage, or expense that Tenant sustains or incurs by reason of any failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the supply or character of the electrical energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

7.3 The failure by Landlord to any extent to furnish, or the interruption or termination of, the defined services in whole or in part, will not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work an offset or abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease.

7.4 If any of the equipment or machinery used in the provision of defined services, for any cause, ceases to function properly, Tenant will have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

7.5 Except as otherwise expressly provided herein, Landlord will not be required to perform any maintenance on or make any repairs to the Premises.

8.    CONDITION OF PREMISES.

8.1 Except as otherwise expressly provided in this Paragraph or in the Work Letter, all installations and improvements now or hereafter placed on the Premises will be for Tenant's account and at Tenant's cost (and Tenant will pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost will be payable by Tenant to Landlord as additional rent in accordance with provisions of the Work Letter. Except to the extent expressly indicated in the Work Letter, Landlord is leasing the Premises to Tenant "as is," without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). If so indicated in the Work Letter, Landlord will cause the Premises to be completed in accordance with the plans, specifications, and agreements and on the terms, conditions and provisions as provided in the Work Letter. Taking possession of the Premises by Tenant will be conclusive evidence as against Tenant that the Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in the Work Letter.

8.2 Landlord, at Landlord’s cost, shall complete the site improvements set forth on the Site Pan and which are required for Tenant’s use and occupancy of the Premises. Tenant acknowledges and understands that Landlord reserves the right to change, so long as such changes do not have a material and adverse impact on Tenant’s business operations, (a) the size, design, use or location of any of the buildings or other improvements proposed by Landlord to be built on the Property as part of the Project, and (b) any of the Exterior Common Areas.

8.3 Landlord, at Landlord’s cost, shall construct the Building in accordance with the specifications attached hereto as Exhibit E. Tenant acknowledges and understands that Landlord reserves the right to change, so long as such changes to not have a material and adverse impact on Tenant’s proposed use of the Premises, the specifications attached hereto as Exhibit E.

8.4 The completion of the work required to prepare the Premises for Tenant’s occupancy shall be governed by the Work Letter attached hereto as Exhibit D.

9.    GRAPHICS.

Landlord will provide and install all signage at each entrance door to the Premises and on the Building directory. All such signage will be in the standard graphics for the Building and no others may be used or permitted on the Premises or on the directory without Landlord's prior written consent. Such door signage will be at Tenant’s cost, but Tenant may apply the Allowance (defined in the Work Letter) toward the cost of initial signage at each entrance door to the Premises. Tenant will be entitled to two lines on the directory located in the lobby of the Building, without charge. In addition, Landlord shall, subject to Landlord’s receipt of all applicable approvals, provide and install identification numbers on the Building, directional signs identifying the Building along Kelly Road, and monument signs at the front and rear main entrances of the Building identifying Tenant and all other tenants of the Building. Landlord shall use reasonable efforts to obtain all applicable approvals for such signage. All such signage will be in the standard graphics for the Building and no others may be used or permitted without Landlord's prior written consent.

10.    CARE OF THE PREMISES BY TENANT.

Tenant will not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease, Tenant will deliver the Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and use excepted.

11.    REPAIRS AND ALTERATIONS BY TENANT.

11.1 Tenant will, at Tenant's own cost and expense, repair any damage done to the Project, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant's agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Project to as good a condition as it was in prior to such damage. All such work or repairs by Tenant must be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant will pay the cost thereof to the Landlord within 10 days of Landlord's demand therefor, as additional rent. The provisions of this Paragraph 11.1 will survive expiration or termination of this Lease.

11.2 Tenant agrees not to install or allow to be installed any vending machines on the Premises, and will not place or allow to be placed any signs on the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect.

11.3 Any alterations, additions or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) will be subject to Landlord’s prior written consent, which consent may be given on such conditions as Landlord may elect. Tenant will cause, at its expense, any Tenant-Made Alterations to comply with applicable insurance requirements and with all applicable laws, codes and governmental regulations, and will construct at its expense any alteration or modification required by applicable laws, codes or governmental regulations as a result of any Tenant-Made Alterations. All Tenant Made-Alterations must be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials may be used. All plans and specifications for any Tenant-Made Alterations must be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant-Made Alterations. Tenant will pay Landlord’s standard charges for review of Tenant’s plans, permits, lien waivers, certificates and the like and for monitoring construction. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Tenant will provide Landlord with the identities and mailing address of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of nonresponsibility pursuant to applicable law. Tenant will furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and will provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury and property damage during construction. Landlord may elect to require Tenant to insure any such Tenant-Made Alterations in accordance with Paragraph 17.1(a). In connection with any Tenant-Made Alterations, Tenant’s contractor must (and its contract must so provide):

(a) conduct its work in such a manner so as not to unreasonably interfere with other tenants, Project operations, or any other construction occurring on or in the Project or in the Premises;

(b) execute a set of and comply with the Building’s then-current Tenant Contractor Rules and Regulations and comply with all additional rules and regulations relating to construction activities in or on the Project as may be promulgated from time to time and uniformly enforced by Landlord or its agents;

(c) deliver to Landlord detailed "as built" plans immediately after the alterations or improvements are complete, if requested by Landlord; and

(d) be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the Premises.

Landlord will have the right to approve Tenant’s contractor and all subcontractors to be used by Tenant's contractor, which approval will not be unreasonably withheld. Upon completion of any Tenant-Made Alterations, Tenant will deliver to Landlord sworn statements setting forth the names of all contractors, subcontractors and material suppliers who did work on or supplied materials for the Tenant-Made Alterations, and final lien waivers from all such contractors, subcontractors and material suppliers. Tenant will have no right to make any repairs, alterations or improvements to, within or on any of the Common Areas without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion.

11.4 Any and all alterations or improvements to the Premises will become the property of Landlord upon termination of this Lease (except for movable equipment, trade fixtures or furniture owned by Tenant). Landlord may, at the time Landlord approves the installation of any such fixtures, equipment, alterations or improvements, nonetheless, require Tenant to remove any and all fixtures, equipment and other alterations or improvements installed on the Premises and restore the Premises to Building Standard. If Landlord so requires at the time Landlord approves the installation of any such fixtures, equipment, alterations or improvements and Tenant fails to remove such improvements upon termination of this Lease, Landlord may remove such improvements at Tenant's cost, and Tenant will pay Landlord on demand the cost of restoring the Premises to Building Standard. The provisions of this Paragraph 11.4 will survive expiration or termination of this Lease. See Paragraph 29 for additional provisions regarding telecommunication lines and equipment.

12.    PARKING.

12.1 During the Lease Term, Tenant will have the non-exclusive use in common with Landlord, other tenants of the Building, other occupants in the Project, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord.

12.2 Tenant's use of the Building's parking areas (including, without limitation, unassigned parking and any assigned parking now or hereafter granted to Tenant from time to time) may not exceed 4.3 parking spaces per 1,000 rentable square feet in the Premises. No specific designated parking spaces will be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing. Landlord will have the right to reserve parking spaces as it elects and condition use thereof on such terms as it elects.

12.3 All such parking shall be subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building's parking areas, or for vandalism to automobiles occurring in the Building's parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building's parking areas will be at the sole risk of Tenant and its employees. Landlord will have the right to temporarily close the Building's parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

13.    LAWS, REGULATIONS AND RULES.

13.1 Tenant will comply with all governmental laws, ordinances, rules and regulations applicable to Tenant's use of the Premises.

13.2 A copy of the initial Building Rules and Regulations is attached hereto as Exhibit C. Tenant will comply with such initial Building Rules and Regulations and with all reasonable additional Building Rules and Regulations and reasonable amendments to the Building Rules and Regulations adopted by Landlord from time to time, and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing.

13.3 Landlord will not be responsible to Tenant for the nonperformance of any such Building Rules and Regulations by any other tenant or occupant of the Building.

14.    ENTRY BY LANDLORD; LIMITED ACCESS.

14.1 Tenant will permit Landlord, upon at least twenty-four (24) hours prior notice, or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the condition, occupancy or use; to show the Premises to prospective purchasers, mortgagees, or insurers or (during the last 9 months of the Lease Term) tenants, or to clean or make repairs, alterations or additions. Tenant will not be entitled to any abatement or reduction of rent by reason of this right of entry.

14.2 Building entry at times other than for Normal Building Hours (as established by the Building Rules and Regulations, as described in Paragraph 13.2) may be limited to a single entrance. In addition, Landlord reserves the right to close the Building outside of Normal Building Hours (as established by the Building Rules and Regulations, as described in Paragraph 13.2) subject, however, to Tenant's right to admittance under such regulations as Landlord may prescribe from time to time. Notwithstanding the foregoing, Landlord is not and will not be obligated to provide a security guard or any other security services for the Project. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or any occupant of the Premises or their respective agents, employees, licensees or invitees, including any property or consequential damages, resulting from Landlord's failure to provide security or adequate security for the Project, or (b) losses due to theft or burglary, or (c) the damages done by unauthorized persons on the Premises and neither will Landlord be required to insure against any such losses. Tenant will cooperate fully in Landlord's efforts to maintain security in the Project and will follow all rules and regulations promulgated by Landlord with respect thereto.

14.3 Subject to the terms and conditions of this Lease and the Rules and Regulations, Tenant shall have access to the Building and the Premises at all times, twenty-four (24) hours per day, seven (7) days per week, three hundred sixty five (365) days per year. Landlord shall provide Tenant with a sufficient number of keys, access cards or other devices as required to allow Tenant and Tenant’s employees access as provided for herein.

15.    ASSIGNMENT AND SUBLETTING.

15.1 Tenant will not assign this Lease, or any interest therein, and will not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without first requesting the consent of Landlord, in writing, not more than 120 but not less than 60 days before the effective date of such assignment or sublease, and obtaining such consent in writing. Any request by Tenant for Landlord's consent to a sublease or assignment must be accompanied by a copy of the proposed terms of sublease or assignment agreement and reasonably detailed information and documentation, including current financial statements, regarding the proposed sublessee or assignee. Landlord agrees not to unreasonably withhold consent to any such assignment of this Lease or subletting of the Premises (except for any extension or expansion options or any rights of first refusal or first offer for which consent may be arbitrarily withheld), provided Tenant requests the same in writing and provided (i) at the time thereof Tenant is not in default under this Lease, (ii) Landlord, in its sole discretion reasonably exercised, determines that the proposed use of the Premises, and the reputation, business, and financial responsibility of the proposed assignee or sublessee, are satisfactory to Landlord, (iii) any assignee or sublessee expressly assumes all the obliga-tions of this Lease on Tenant's part to be per-formed, (iv) such consent, if given, will not release Tenant of any of its obliga-tions under this Lease, including with-out limitation, its obligation to pay rent, (v) a consent to one assignment or subletting will not be deemed to be a consent to any subsequent assignment or subletting, (vi) if Landlord has comparable space available in the Building or any other building in the Project, the proposed assignee or sublessee is not a tenant in the Building or the Project, or the subtenant or assignee of any such tenant, (vii) the proposed assignee or sublessee is not a person or entity with whom Landlord or its agent is then negotiating or to or from whom Landlord or its agent has given or received any written or oral proposal within the past 6 months regarding a lease of space in the Building or the Project, (viii) the rental rate being charged to the sublessee or assignee is not less than that being offered by Landlord for comparable space in the Building, and (ix) the proposed sublessee or assignee is not a government entity.

No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord's prior written consent in each instance. Tenant may not mortgage, pledge or hypothecate its leasehold interest, and any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15 will be void.

Neither this Lease nor any interest therein will be assignable as to the interest of Tenant by operation of law without consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. Tenant agrees that if Landlord withholds its consent to any assignment, subletting, or occupancy contrary to the provisions of this Paragraph, Tenant's sole remedy will be to seek an injunction in equity to compel performance by Landlord to give its consent and Tenant expressly waives any right to damages for any such withholding by Landlord of its consent.

For purposes of this Paragraph 15, any transfer of the ownership interests controlling Tenant will be deemed an assignment of this Lease unless such ownership interests are publicly traded. However, on the condition that Tenant is not in default of any term, covenant or condition of this Lease, Tenant will have the right, with advance written notice to but without the consent of Landlord, to sublease the Premises, or a portion thereof, to any corporation or entity which controls, is controlled by or is under common control with Tenant, or any subsidiary of Tenant, on the condition that (y) such sublease is for a good business purpose and not principally for the purpose of avoiding Landlord's consent rights, and (z) the proposed use of the Premises and the reputation, business, and financial responsibility of the proposed sublessee are consistent with the first-class nature of the Building. The term "control" as used in this Paragraph means a direct or indirect ownership interest with the power to directly or indirectly direct or cause the direction of the management or policies of the Tenant.

In connection with each request by Tenant for Landlord's consent to a sublease or assignment, Tenant will pay to Landlord the following, regardless of whether such consent is granted or denied: an amount equal to Landlord's out-of-pocket administrative, legal and other costs and expenses incurred in processing such request or otherwise incurred in connection with such sublease or assignment, said amount not to exceed $1,500.

If all or any part of the Premises are then subleased, any termination of this Lease or of Tenant's right to possession in connection with an Event of Default will, at Landlord's option, either, (a) terminate the sublease or (b) operate as an assignment to Landlord of the sublease. Landlord shall not be liable for any prepaid rents nor any security deposits paid by the subtenant. Landlord will not be liable for any other defaults of the Tenant under the sublease agreement.

15.2 Tenant's request for Landlord's consent to the subletting or assignment as described above will be deemed to be an offer by Tenant to sublet the space described in Tenant’s notice for the term set forth in Tenant’s notice and upon all the other terms, covenants and conditions as are contained in this Lease or to assign this Lease to Landlord at Landlord's option. If Landlord does not accept such deemed offer in writing within 20 days after the effective date of Tenant's notice, then Landlord's right to sublease the Premises or acquire this Lease by assignment will be deemed to be waived. Alternatively, at Landlord's option, Landlord may, by giving written notice to Tenant within 20 days after the effective date of Tenant's notice, terminate this Lease with respect to the space described in Tenant's notice, as of the date specified in Tenant's notice for the commencement of the proposed assignment. Landlord’s failure to respond to Tenant within such 20 day period shall be deemed as Landlord’s refusal of such proposed subletting or assignment, and nothing in this Paragraph 15.2 will be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent. Notwithstanding Landlord's consent on any one occasion, the right to recapture set forth in this Paragraph 15.2 will apply to any further assignment.

15.3 If Landlord consents to any sublease or assignment of the Premises, or any part thereof, Tenant will in consideration therefor pay to Landlord, as additional rent, 50% of the Excess Rent (defined below) after deducting from Excess Rent the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection with such subletting or assignment, including reasonable attorneys' fees, brokerage commissions, and alteration costs (which transaction costs will be amortized on a straight-line basis over the term of the sublease or assignment, as the case may be). For purposes of this Paragraph, "Excess Rent" means all rents, additional charges, and other consideration payable to Tenant by the subtenant or assignee for or by reason of such sublease or assignment and which are, in the aggregate, in excess of the rent payable under this Lease for the subleased or assigned space during the term of the sublease or assignment. Any amounts payable by Tenant pursuant to this Paragraph will be paid by Tenant to Landlord as and when amounts on account thereof are paid by any subtenant or assignee to Tenant, and Tenant agrees to promptly furnish such information with regard thereto as Landlord may request from time to time. Landlord may at any time and from time to time, but in no event more than one time per year, upon prior notice to Tenant audit and inspect Tenant's books, records, accounts, and federal income tax returns to verify the determination of additional rent payable under this Paragraph.

15.4 Tenant will not publicly advertise the rate for which Tenant is willing to sublet the space or assign the Lease. All public advertisements of the assignment of the Lease or sublease of the Premises, or any portion thereof, are subject to prior written approval by Landlord, which consent shall not be unreasonably withheld. The placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior, is strictly prohibited.

15.5 The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building's tenant directory in the lobby or elevator, or elsewhere, will not (a) constitute a waiver of Landlord's right to withhold consent to any sublet or assignment pursuant to this Paragraph, (b) be deemed an implied consent by Landlord to any sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease, or (c) operate to vest any right or interest in the Lease or in the Premises.

15.6 In the case of any assignment of this Lease by Tenant, the assignor and the assignee will be jointly and severally liable for all of the obligations of the tenant under this Lease. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, will not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

15.7 Anything contained in the foregoing provisions of this Paragraph 15 to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement will be absolutely void and ineffective as a conveyance or any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

16.    CONSTRUCTION LIENS.

16.1 Tenant will not permit any construction or mechanic's lien or liens to be placed upon the Premises or the Project. Nothing in this Lease will be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any construction, mechanic's or other liens against the Premises.

16.2 If any such lien is claimed against the Premises, then Tenant will discharge said lien or cause the same to be bonded or insured over in an amount and by a bonding company or title insurance company reasonably satisfactory to Landlord, within 10 days of filing, failing which, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, discharge the same. Any amount paid by Landlord for such purposes will be paid by Tenant to Landlord as additional rent within 10 days of Landlord's demand therefor.

16.3 Landlord's interest in the Premises will not be subject to liens for improvements made by the Tenant, and Tenant will have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, or any such party who may avail himself of any lien against realty (whether same proceeds in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Lease Term. Tenant will indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien.

17.    INSURANCE.

17.1 Tenant's Insurance. Tenant will secure and maintain, at Tenant's expense:

(a) All risk property insurance (including extra expense insurance) on all of Tenant's fixtures and personal property in the Premises, and on any alterations, additions or improvements which Landlord requires Tenant to insure in accordance with Paragraph 11, all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of fixtures and personal property and for the restoration of any such alterations, additions or improvements as set forth in Paragraph 20. Landlord will be named as loss payee as respects its interest in any such alterations, additions, or other improvements.

(b) Business income insurance with limits not less than Tenant's 100% gross revenue for a period of 12 months.

(c) Workers compensation and employers liability insurance. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000.00 per accident, $500,000.00 per employee for bodily injury by disease, and $500,000.00 policy limit for bodily injury by disease.

(d) Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project. Such insurance will afford, at a minimum, the following limits:

Each Occurrence	$1,000,000.00
General Aggregate	1,000,000.00
Products/Completed Operations Aggregate	2,000,000.00
Personal and Advertising Injury Liability	1,000,000.00
Fire Damage Legal Liability	50,000.00
Medical Payments	5,000.00

Such insurance will name Landlord, its trustees and beneficiaries, Landlord's mortgagees, Landlord's managing agent, Landlord's advisor, and their respective officers, directors, agents and employees, as additional insureds (the "Required Additional Insureds").

This coverage must include blanket contractual liability, broad form property damage liability, and must contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance must be written on an occurrence basis and contain a standard separation of insureds provision.

(e) Business auto liability which insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use of "any auto." A minimum of a $1,000,000.00 combined single limit per accident will apply.

(f) Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with the following minimum limits:

Each Occurrence	$5,000,000.00
Annual Aggregate	5,000,000.00

These limits must be in addition to and not including those stated for underlying commercial general liability, business auto liability, and employers liability insurance. Such policy must name the Required Additional Insureds as additional insureds.

(g) General insurance requirements. All policies required to be carried by Tenant hereunder must be issued by and binding upon an insurance company licensed to do business in the state in which the property is located with a rating of at least "A-" "XII" or better as set forth in the most current issue of Best's Key Rating Guide, unless otherwise approved by Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required.

Liability insurance maintained by Tenant will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.

Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 27, evidencing property insurance as required will be delivered to Landlord prior to delivery or possession of the Premises and ten days prior to each renewal date. Certificates of insurance will include an endorsement for each policy showing that the Required Additional Insureds are included as additional insureds on liability policies (except employer's liability). The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord's interest in improvements and betterments. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel or non-renew the policy, or reduce the coverage below the limits required in this Lease, without at least 30 days' prior notice to Landlord and Landlord's managing agent, if any.

If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord's request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

The limits of insurance required by this Lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Paragraph 18 below (Waiver of Claims; Waiver of Subrogation). Any deductibles selected by Tenant will be the sole responsibility of Tenant.

Landlord may, at its sole discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform with common insurance requirements for similar properties in similar geographic locations. Landlord will not change required insurance limits or forms more often than once per calendar year.

17.2 Landlord's Insurance. Landlord agrees to maintain during the Lease Term "all-risk" insurance on the Building at replacement cost, excluding foundations and excluding the items which Tenant is required to insure under Paragraph 17.1(a).

18.    WAIVER OF CLAIMS; WAIVER OF SUBROGATION.

To the extent permitted by law, Tenant waives all claims it may have against Landlord, its agents or employees for damage to property sus-tained by Tenant or any occupant or other person resulting from the Premises or the Project or any part of said Premises or Project becoming out of repair or resulting from any accident within or adjacent to the Premises or Project or resulting directly or indirectly from any act or omission of Landlord or any occu-pant of the Premises or Project or any other person while on the Premises or the Project, or resulting from any peril required to be insured against under this Lease, regardless of cause or origin. The waiver in this paragraph will also apply as to the amount of any deductible under Tenant's insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Project or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Project. Tenant will give prompt notice to Landlord in accordance with Paragraphs 20.1 and 35.13 in case of fire or accidents in the Premises or in the Project or of defects therein or in the fixtures or equipment.

Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Paragraphs 17.1(a) and 17.1(b), to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord's managing agent.

To the extent permitted by law, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Project resulting directly or indirectly from any act or omission of Tenant or any occupant of the Premises or any other person while on the Premises, to the extent that such claim is covered by any property insurance which Landlord is required under Paragraph 17.2 to carry on the Building. Landlord will include in any property insurance policy which Landlord may carry on the Building, to the extent permitted by law, a waiver of subrogation against Tenant.

Landlord will not be required to maintain insurance against thefts within the Premises, the Project or any complex within which the Project is located.

19.    INDEMNIFICATION.

Tenant will indemnify, defend and hold harmless Landlord and its agents or employees against any claims or costs, including reasonable attorneys' and paralegals' fees, arising from conduct or from any breach or default on the part of Tenant, its agents or employees during the Lease Term or from such acts or conduct of any subtenant, employee, agent, servant, customer or contractor of Tenant. In case any action or proceeding be brought against Landlord by reason of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant, or of its agents or employees, Tenant upon notice from Landlord will defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord. If any damage to the Project results from any act or negligence of Tenant, Landlord may at Land-lord's option repair such damage, and Tenant will thereupon pay to Landlord the total cost of such repairs and damages to the Project; provided, however, that Landlord waives any right of action against Tenant for any loss or damage to the Project, including the Premises, resulting from fire or other casualty by such act or negligence if Land-lord's insurance policy covers such loss or damage and per-mits such a waiver.

20.    CASUALTY DAMAGE.

20.1 If the Premises or any part thereof are damaged by fire or other casualty, Tenant will give prompt written notice thereof to Landlord.

20.2 If the Building is damaged such that substantial alteration or reconstruction of the Building is, in Landlord's sole opinion, required (whether or not the Premises are damaged by such casualty) or if any mortgagee of the Building requires that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within 90 days after the date of such damage.

20.3 If Landlord does not thus elect to terminate this Lease, then (i) Tenant will take such action as is necessary to make available applicable insurance proceeds on Tenant's fixtures and personal property in the Premises, and on any alterations, additions or improvements which Tenant is required to insure in accordance with Paragraph 11 or Paragraph 17.1(a), and Tenant will cause such insurance proceeds on such alterations, additions and improvements to be paid to Landlord and will cause such insurance proceeds on Tenant's fixtures and personal property to be paid to Tenant; and (ii) Landlord will take such action as is necessary to make applicable insurance proceeds available with respect to the Building and will commence and proceed with reasonable diligence to restore the Building and the Premises. However, Landlord will not be obligated to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Tenant will be responsible for replacing and restoring Tenant's fixtures and personal property.

20.4 Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of Paragraph 20.5, Landlord will allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

20.5 If the Premises or any portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant's agents, employees, or invitees, the rent hereunder will not be diminished, offset, or abated during the repair of such damage and Tenant will be liable to Landlord for the cost of the repair and restoration of the Building caused thereby, as well as any other cost and expense thereby incurred by Landlord, to the extent such cost and expense is not covered by Landlord's insurance proceeds.

21.    CONDEMNATION.

21.1 If the whole or substantially the whole of the Building or the Premises is taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it is sold in lieu of condemnation, then this Lease will terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

21.2 If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (regardless of whether the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.

21.3 If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder will be diminished by a pro-rata amount if a portion of the Premises was taken, and Landlord will, to the extent Landlord deems feasible, restore the Building and the Premises, including tenant improvements (but excluding Tenant's fixtures and personal property). However, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage.

21.4 All amounts awarded upon a taking of any part or all of the Project or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claim to any such compensation. However, Tenant will be entitled to claim independently against the condemning authority any damages expressly referable to Tenant's business as the same may be permitted by law provided that such claim does not reduce any award payable to Landlord.

22.    EVENTS OF DEFAULT/REMEDIES.

22.1 "Events of Default" by Tenant. The happening of any one or more of the following listed events (each an "Event of Default") will constitute a breach of this lease by Tenant:

(a) The failure of Tenant to pay any rent or any other sums of money due hereunder within 5 days after notice; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law, including, without limitation, any statutory 5-day notice, will suffice for the notice referred to above in this Subparagraph (a) (with the understanding that Landlord is not required to give more than three (3) notices under this paragraph in any Lease Year);

(b) The taking of the leasehold on execution or other process of law in any action against Tenant;

(c) The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant ceases to do business in, abandons or vacates any substantial portion of the Premises;

(d) Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant's notification to Landlord that it anticipates either condition;

(e) Tenant taking any action to, or notifying Landlord that Tenant intends to, file a petition under the Bankruptcy Code (Title 11 of the United States Code) as amended, or any similar law or statute of the United States, or any state; or, the filing of a petition against Tenant under any such statute or law, or, any other creditor of Tenant notifying Landlord that it knows such a petition will be filed and such petition is not dismissed within thirty (30) days after the filing thereof; or Tenant's notification to Landlord that it expects such a petition to be filed;

(f) The appointment of a receiver or trustee for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant;

(g) Breach of any of the provisions of Paragraph 15 (Assignment and Subletting); or

(h) The failure of Tenant to comply with any other provision of this Lease or any other agreement between Landlord and Tenant (including the Work Letter; all of which terms, provisions, and covenants will be deemed material) within 15 days after notice if such failure consists of something other than a failure to pay money (unless the default involves a hazardous condition, which must be cured forthwith), but if such failure cannot be cured within such 15-day period and does not involve a hazardous condition, and if Tenant commences to cure the same within such 15-day period and continues to use diligent efforts to cure such failure, then such 15-day grace period will be extended for an additional 15 days, such that the maximum grace period is 45 days; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law will suffice for the notice referred to above in this Subparagraph.

22.2 Landlord's Remedies for Tenant Default. Upon the occurrence of an Event of Default by Tenant, Landlord may exercise the remedies described in this Paragraph.

(a) Landlord may cancel and terminate this Lease and dispossess Tenant;

(b) Landlord may without terminating or cancelling this Lease declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, will be accelerated;

(c) Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant's account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and the amount due and payable under the terms of this Lease;

(d) Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant will reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Landlord will not be liable for any damages resulting to the Tenant from such action); and

(e) CONFESSION OF JUDGMENT. THE FOLLOWING PARAGRAPHS SET FORTH WARRANTS OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENTS AGAINST TENANT OR TO SIGN AND FILE AN ANSWER ON TENANT’S BEHALF FOR POSSESSION OF THE PREMISES. IN GRANTING THESE WARRANTS OF ATTORNEY TO CONFESS JUDGMENTS AGAINST TENANT AND TO SIGN AND FILE AN ANSWER ON TENANT’S BEHALF, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND, ON THE ADVICE OF THE SEPARATE COUNSEL OF TENANT, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE WITH RESPECT TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.

(i) Intentionally Deleted.

(ii) Upon the occurrence of an Event of Default, or upon the termination of this Lease, the original term hereof or any renewal or extension thereof on account of any default by Tenant hereunder, or upon the expiration of the original term of this Lease or any renewal or extension thereof, it shall be lawful for any Prothonotary or attorney of any court of record to appear for Tenant, as well as for all parties claiming by, through or under Tenant, and to (i) confess judgment against Tenant for recovery of possession of the Premises, and/or (ii) sign and file for Tenant an answer in response to any action instituted by Landlord against Tenant in any competent Court for the recovery of possession of the Premises, wherein Tenant admits all allegations set forth in such action (for either of which this Lease or a true and correct copy thereof shall be a sufficient warrant); whereupon, if Landlord so desires, a writ of possession may issue forthwith, without any prior writ or proceedings whatsoever. If for any reason after judgment has been confessed or an answer signed and filed as provided above, the same shall be determined and the possession of the Premises remain in or be restored to Tenant, Landlord shall have the right upon any subsequent Event(s) of Default, or upon the termination or expiration of this Lease or Tenant’s right of possession as herein set forth, to proceed against Tenant in the manner herein set forth to recover possession of the premises. No such determination or recovery of possession of Premises] shall deprive Landlord of any remedies or action against Tenant for damages due or to become due for Tenant’s breach of this Lease nor shall the resort to any other remedy provided for the recovery of damages for such breach be construed as a waiver of Landlord’s right to obtain possession of the Premises in the manner herein provided.

(iii) In any action instituted by Landlord pursuant to subparagraph (ii) above, Landlord shall first cause to be filed in such action an affidavit made by it or some person acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and, if a true copy of the Lease is filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.

(iv) The right to enter judgment against Tenant by confession, sign and file an answer for Tenant and to enforce all of the other provisions of the Lease, may be exercised by any assignee of Landlord’s right, title and interest in this Lease in said assignee’s name, any statute, rule of court, custom or practice to the contrary notwithstanding.

22.3 Landlord's Remedies are Cumulative. All the remedies of Landlord in the event of Tenant default will be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity.

22.4 Events of Landlord Default.

Landlord will not be deemed to be in default under this Lease unless obligations required of Landlord hereunder are not performed by Landlord within 30 days after written notice thereof by Tenant to Landlord and to any lender or other lien holder with rights in all or any portion of the Building, whose names and addresses are furnished to Tenant in writing, which notice specifies that there has been a failure to perform such obligations; provided, however, that if the nature of such obligations is such that more than 30 days are reasonably required for their cure, Landlord will not be deemed to be in default hereunder if Landlord commences such cure with reasonable promptness within such 30-day period and thereafter diligently prosecutes such cure to completion. However, if Landlord fails to cure such default within the time set forth above, then any lender or other lien holder with rights in all or any portion of the Building will have an additional 30 days within which to cure such default but not the obligation to do so, or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days any such holder has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, commencement of foreclosure proceedings if necessary to effect such a cure. In no event will Tenant have the right to terminate or rescind this Lease as a result of Landlord's default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise of inducement hereof, whether in this Lease or elsewhere. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant's remedies for default hereunder and for breach of any promise or inducement will be limited to a suit for damages or an injunction, or both.

23.    PEACEFUL ENJOYMENT.

Tenant may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein required to be paid by Tenant and performs all of Tenant's covenants and agreements in this Lease.

24.    INTENTIONALLY DELETED.

25.    HOLDING OVER.

25.1 If Tenant holds over without Landlord's written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant's right of possession pursuant to the provisions of Paragraph 22.2(c), Tenant will throughout the entire holdover period pay one and one-half the rental that would have been applicable had the Lease Term continued through the period of such holding over by Tenant, and, in addition, Tenant will pay Landlord all reasonable damages sustained by reason of Tenant's holding over. Landlord and Tenant maintain the right to terminate this month to month tenancy with 30 days' written notification to the other party. The provisions of this paragraph do not waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or by any other rights hereunder.

25.2 No possession by Tenant after the Expiration Date will be construed to extend the Lease Term unless Landlord has consented to such possession in writing.

26.    SUBORDINATION TO MORTGAGE.

26.1 This Lease is and will be subject and subordinate to any mortgage, deed of trust or related security instrument, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinancing or extensions thereof, but Tenant agrees that the holder of any such instrument will have the right to subordinate such instrument to this Lease on such terms and subject to such conditions as such holder may deem appropriate in its discretion. The foregoing subordination of this Lease to any mortgage, deed of trust or related security instrument will be self-operative and no further instrument of subordination is required.

26.2 Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or related security instrument now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such lien as Landlord may request.

26.3 If Tenant fails to execute any subordination or other agreement required by this Paragraph 26 promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest.

26.4 Tenant will, in the event of the sale or assignment of Landlord's interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the Lease Term, including any extensions or renewals thereof.

26.5 Notwithstanding anything contained in Paragraph 26 to the contrary, Landlord hereby agrees to use its best efforts to obtain an agreement in writing from any existing or future mortgagee that if the mortgagee (or any assignee of the mortgagee or purchaser at a foreclosure sale) becomes the record owner of the Premises or the Building, the mortgagee will not disturb Tenant's possession in the Premises provided that Tenant is not in default under this Lease.

27.    ESTOPPEL.

Tenant will, at the request of Landlord, at any time and from time to time upon not less than 10 days' prior notice, execute, acknowledge in recordable form, and deliver to Landlord or to Landlord's mortgagee, lessor under any ground lease, auditors or a prospective purchaser of the Project or any part there-of, a certificate stating the following, as requested: (a) that this Lease is unmodified and in full force and effect, (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date the Lease commenced and the rent commencement date (if different); (c) whether Tenant has any options to renew or extend the Lease Term or any options, rights of first refusal or rights of first offer to expand the Premises or to purchase the Project and whether Tenant has exercised any of those options; (d) whether Tenant has accepted and is now in full possession of the Premises, and whether Tenant has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises; Tenant agrees to provide a copy of such assignment, sublease or transfer upon request; (e) the current monthly installments of Base Rental and Tenant's share of Excess Operating Expenses, the dates to which such rental and other charges have been paid, and that no such rent has been paid for more than 30 days in advance of its due date; (f) the base year(s) or base amount(s), if any, for Tenant's share of Excess Operating Expenses; (g) whether Tenant is currently receiving any rental concessions, rebates or abatements and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when such concession, rebate or abatement will expire; (h) whether Tenant is entitled to any future rent concessions, rebates or abatements under the Lease and, if so, the terms of the future concessions, rebates or abatements; (i) the amount of the Security Deposit paid to Landlord; (j) whether Tenant has received any notice of prior sale, transfer assignment, hypothecation or pledge of the Lease or of the rents payable thereunder; (k) that all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed and any required allowances have been paid (or if not completed or paid, stating the nature of the deficiencies); (l) that Tenant is paying rent on a current basis with no offsets or claims, and there are not, to Tenant's knowl-edge, any uncured defaults on the part of Landlord or of Tenant as is pertinent to the request (or specifying such offsets, claims or de-faults, if any are claimed); and (m) such other matters as may be reasonably requested. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or mortgagee of all or any portion of the real property of which the Premises are a part or by any other person to whom it is delivered. The failure to deliver such statement within such time will be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, there are no uncured defaults by Landlord and that not more than one month's rental has been paid in advance and Tenant -will be estopped from asserting any defaults known to it at that time.

28.    LANDLORD'S LIEN.

28.1 Tenant hereby grants to Landlord a lien and security interest on (a) all property of Tenant now or hereafter placed in or upon the Premises, and (b) all accounts, contract rights, instruments, chattel paper and other rights of Tenant for payment of money for property sold or lent or for services rendered, as they exist from time to time, and such property and such rights will be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. It is provided, however, the Landlord will not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property and which security interest has its origin in a transaction whereby Tenant acquired such equipment, furniture or other tangible personal property.

28.2 The provisions of this paragraph relating to such lien and security interest will constitute a security agreement under and subject to the Uniform Commercial Code of the State of Pennsylvania so that Landlord will have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, and on all such rights of Tenant for payment of money, in addition to and cumulative of the Landlord's liens and rights provided by law or by the other terms and provisions of this Lease.

28.3 Tenant agrees to execute as debtor such financing statement or statements and such other documents as Landlord may now or hereafter request in order to protect or further perfect Landlord's security interest. Notwithstanding the above, Landlord will neither sell nor withhold from Tenant, Tenant's business records.

29.    TELECOMMUNICATIONS.

There are installed in the Building telephone riser cables (collectively the "riser cables") from the outside of the Building to the terminal block on each floor in the Building. Subject to Landlord's supervision and approval, Tenant shall have the right to use the riser cables by installing telecommunication lines from the Premises to the terminal block on the floor or floors on which the Premises are located (such lines, and any other voice/data cables, lines or wires used or installed by or for Tenant and serving the Premises are referred to as the "telecommunication lines"). Landlord, however, makes no representations or warranties with respect to the capacity, suitability or design of the riser cables or terminal blocks. If there is more than one tenant on a floor, Landlord will allocate hook-ups to the terminal block based on the proportion of rentable square feet that each tenant occupies on the floor. The installation and hook-up of telecommunication lines by Tenant will be subject to all of the terms and conditions of this Lease, including, without limitation, Paragraph 11 of this Lease. Tenant will have no rights or interest in the riser cables and terminal blocks in the Building therein except as set forth herein. Under no circumstances will Landlord or its agents or employees be liable for, and Tenant and each of its subtenants waives all claims with respect to, any damages or losses sustained by it or any occupant of the Premises, including any property or consequential damages, resulting from operating or maintenance of the riser cables and terminal blocks. Without limiting the generality of the foregoing, in no event shall Landlord be liable for: (a) any damage to Tenant's or its subtenants’ telephone lines, telephones or other equipment connected to the telecommunication lines, (b) interruption or failure of, or interference with, telephone or other service coming through the telecommunication lines to the Premises, or (c) unauthorized eavesdropping or wiretapping. All telephone and telecommunications desired by Tenant must be ordered and utilized at the sole expense of Tenant. All of Tenant's telecommunications equipment must be and remain solely in the Premises, in accordance with this Lease and with the rules and regulations adopted by Landlord from time to time.

Any and all telecommunications lines and equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant must be removed before the expiration or earlier termination of this Lease, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with such cost to be paid as additional rent. However, Landlord will have the right, upon written notice to Tenant given no later than 30 days before the expiration or earlier termination of this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunication lines and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Project. Tenant covenants and agrees that at the termination or expiration of this Lease, Tenant will be the sole owner of such telecommunication lines and related equipment and infrastructure; provided, however, Tenant shall not remove any such telecommunication lines and related equipment located within the walls or ceilings of the Premises, and any lines located within the walls or ceilings shall not be cut by Tenant outside of the walls or ceilings so as to preclude a new user from connecting to said lines. Tenant further covenants that such telecommunication lines and related equipment and infrastructure will be free of all liens and encumbrances, and that such telecommunication lines will be in good condition, working order, and properly labeled at each end and in each telecommunications/electrical closet and junction box. The provisions of this grammatical paragraph will survive expiration or termination of this Lease.

If Tenant wishes at any time to utilize the services of a telecommunications provider whose equipment is not then servicing the Building, no such provider will be permitted to install its lines or other equipment within the Building or on the Project without first securing the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. If telecommunications equipment, wiring, and facilities installed by or at the request of Tenant within the Premises, or elsewhere within or on the Building or Project causes interference to equipment used by another party, Tenant will (i) assume all liability related to such interference, and will indemnify and hold Landlord harmless from any liabilities and claims against Landlord resulting from such interference, (ii) use reasonable efforts, and cooperate with Landlord and other parties, to promptly eliminate such interference, (iii) if Tenant is unable to do promptly eliminate such interference, substitute alternative equipment which remedies the situation, and (iv) if such interference persists, discontinue the use of the equipment causing such interference and, at Landlord’s discretion, remove such equipment.

30.    NO IMPLIED WAIVER.

30.1 The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future. Any default in the timely payment of rent will not be construed as creating a custom of deferring payment or as modifying in any way the terms of this Lease. No act or thing done by Landlord, its agents or employees during the Lease Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees will not operate as a termination of this Lease or a surrender of the Premises.

30.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent due under this Lease will be deemed to be other than on account of the earliest rent due, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

31.    PERSONAL LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under this Lease will be limited to the interest of Landlord in the Project, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any judgment from the Landlord, it being intended that Landlord will not be personally liable for any judgment of deficiency.

32.    SECURITY DEPOSIT.

32.1 The Security Deposit set forth in the Schedule is due from Tenant upon Tenant's execution and delivery of this Lease, and will be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit will not be considered an advance payment of rental or a measure of Tenant's damages in case of default by Tenant.

32.2 Landlord may, from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder (including, without limitation, Tenant’s unpaid electricity bills). Following any such application of the Security Deposit, Tenant will pay to Landlord within ten (10) days after demand the amount so applied in order to restore the Security Deposit to its original amount.

32.3 If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application together with all interest earned thereon, if any, will be returned by Landlord to Tenant.

32.4 If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee and thereafter Landlord will have no further liability for the return of such Security Deposit.

33.    FORCE MAJEURE.

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, adverse weather conditions not reasonably anticipated, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), inability to obtain necessary approvals by any applicable property association or its board of directors, financing, or any other cause whatsoever beyond the reasonable control of Landlord.

34.    HAZARDOUS MATERIAL.

34.1 Tenant will not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Material (as defined below). Tenant will not allow the storage or use of Hazardous Material in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Building or the Project (or any areas surrounding the Project owned by Landlord) any such Hazardous Materials except to use in the ordinary course of Tenant's business in customary quantities for office tenants and in compliance with Environmental Laws, and then only after written notice is given to Landlord of the identity of such substances or materials.

34.2 For purposes of this Lease, the term "Hazardous Material" means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Environmental Laws (defined below), and including, without limitation, the following: oil and petroleum products and synthetic gas usable for fuel; pesticides regulated under FIFRA, asbestos, and polychlorinated biphenyls. For purposes of this Lease, "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.); the Clean Air Act, the Clean Water Act; the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"); the National Environmental Policy Act; the Noise Control Act; the Safe Drinking Water Act; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or the Toxic Substances Control Act; as such acts may be amended from time to time; any applicable state or local laws, and the regulations adopted under these acts.

34.3 If any lender or governmental agency ever requires testing to ascertain whether there has been any release of Hazardous Materials at the Premises or in or about the Project caused by or arising from the action or omission of Tenant or Tenant's agents or contractors, then the reasonable costs thereof will be reimbursed by Tenant to Landlord upon demand as additional rent. In addition, Tenant will execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Material on the Premises. In all events, Tenant will indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises or elsewhere if caused by Tenant or Tenant's agents or contractors. The within covenants will survive the expiration or earlier termination of the Lease Term.

35.    MISCELLANEOUS.

35.1 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent of law.

35.2 Recordation. Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election. Upon expiration or earlier termination of this Lease, Tenant will, promptly upon Landlord's written request, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Premises, the Project and this Lease.

35.3 Governing Law; Waiver of Jury Trial. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Pennsylvania. All parties hereto, both Landlord and Tenant, as principals, and any guarantors, hereby release and waive any and all rights provided by law to a trial by jury in any court or other legal proceeding initiated to enforce the terms of this Lease, involving any such parties, or connected in any other manner with this Lease. Tenant will not interpose any counterclaim of any kind in any action or proceeding by Landlord to recover possession of the Premises based on nonpayment of rent. In the event of a dispute between Landlord and Tenant, Tenant will pay rent into the registry of the court having jurisdiction over such dispute.

35.4 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

35.5 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and the Premises referred to herein, and in such event and upon such transfer Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer. The covenants of the Landlord will be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

35.6 Real Estate Broker; Commissions. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for GVA Smith Mack and the broker (if any) listed in the Schedule as Tenant’s real estate broker (collectively, the "Broker"), and, to its knowledge no other broker initiated or participated in the negotiation of this Lease, submitted or showed the Premises to Tenant or is entitled to any commission in connection with this Lease. Each party hereto will indemnify the other against any inaccuracy in such party's representation. Landlord hereby agrees that it will pay any commission owed to the Broker according to a separate agreement.

35.7 Late Payment of Rent. Any payment of rent not made when due will, at Landlord's option, bear interest at the rate of 12% per annum (or the highest rate of interest permitted under Pennsylvania law), whichever is lower, from the due date until paid. Additionally, any payment of rent not paid within 10 days of the date due will be subject to a late payment charge, for each occurrence, equal to 5% of the amount overdue and payable. Such late charge will be in addition to the interest provided for above and will be due and payable with the next succeeding rent payment. This late payment charge is intended to compensate Landlord for the additional administrative costs resulting from Tenant's failure to timely pay the rent and has been agreed upon by Landlord and Tenant after negotiation as a reasonable estimate of the additional administrative costs incurred by Landlord as a result of Tenant's failure to timely pay the rent. Such interest and late charge will constitute additional rent. The covenants to pay rent under this Lease are independent of any other covenant.

35.8 Use of Lock Box By Landlord. Landlord may from time to time elect to designate a lock box collection agent (independent agent, bank or other financial institution) to act as Landlord's agent for the collection of amounts due Landlord. In such event the date of payment of rent or other sums paid Landlord through such agent will be the date of agent's receipt of such payment (or the date of collection of any such sum if payment is made in the form of a negotiable instrument thereafter dishonored upon present-ment); however, for purposes of this Lease, no such payment or collection will be deemed "accepted" by Landlord if Landlord issues a check payable to the order of the Tenant in the amount sent to the lock box and if Landlord mails the check to the Tenant addressed to the place designated in this lease for notice to Tenant within 21 days after the amount sent by the Tenant is received by the lock box collec-tion agent or if the Landlord returns a dishonored instrument within 21 days of its dishonor. Return of any such sum to Tenant by so sending such a check of the Landlord or by so sending a dishonored instrument to the Tenant within the appro-priate 21-day period will be deemed to be rejection of Tenant's tender of such payment for all purposes as of the date of Landlord's lock box collection agent's receipt of such payment (or collection). The return of Tenant's payment in the manner described in this paragraph will be deemed not to be a waiver of any breach by Tenant of any term, covenant or condi-tion of this Lease nor a waiver of any of Landlord's rights or remedies grant-ed in this Lease. The possession of Tenant's funds or negotiation of Tenant's negotiable instrument by Landlord's agent or Landlord during the applicable 21 day period will be deemed not to be a waiver of any de-faults of Tenant or any rights of Landlord theretofore accrued nor shall any such possession or negotiation be considered an acceptance of Tenant's tender.

35.9 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option to Lease. This Lease will not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord. However, the execution of this Lease by Tenant and delivery thereof to Landlord or Landlord's agent will constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for 10 days after such delivery.

35.10 Paragraph Headings. The paragraph or subparagraph headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the paragraphs.

35.11 Definitions. The definitions set forth in Paragraph 1 and in the Schedule are hereby made part of this Lease.

35.12 Exhibits. Exhibits A-1 through E are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit Number	Description

Exhibit A-1	Site Plan
Exhibit A-2	Premises Floor Plan
Exhibit B	Commencement Date Agreement
Exhibit C	Building Rules and Regulations
Exhibit D	Work Letter
Exhibit E	Building Specifications

35.13 Notices.

(a) Tenant will pay all rent to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

If by United States mail:

P.O. Box 1863
Doylestown, PA 18901

Or, if by air courier:

1574 Easton Road
Warrington, PA 18976
(phone: 215-345-8083)

Tenant will forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

1574 Easton Road
Warrington, PA 08976

with a copy of all notices to:

Robert W. Gundlach, Jr. Esquire
Fox Rothschild LLP
102 North Main Street
PO Box 1589
Doylestown, PA 18901-0700

(b) Landlord will forward all notices to Tenant at the address set forth in the Schedule until Tenant takes possession of the Premises, and thereafter at the Premises or at such other place within the continental United States as Tenant may hereafter designate in writing. However, Landlord has no obligation to send any notice, request, demand, consent, approval or other communication required or permitted under this Lease to be given to Tenant, to more than 3 addresses, including the Premises.

(c) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served (i) by hand delivery, (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service.

(d) Notice by hand delivery will be deemed to have been given when actually delivered or when the tender of such delivery is refused. Notice by certified or registered mail will be deemed to have been given on the third business day after the date that the notice is deposited into the mail, postage prepaid. Notice given by air courier will be deemed given one business day after it is accepted by such courier for next business day delivery.

(e) In lieu of Landlord or Tenant waiving the right to receive any notices, each party hereby waives any technical defects as to form, substance and delivery in the giving of any notices required by this Lease and by Pennsylvania Statutes so long as the notice reasonably apprises the appropriate party of the general nature of the reason for the giving of the notice and affords such party a reasonable opportunity to cure, if applicable.

35.14 No Presumption. Landlord and Tenant understand, agree and acknowledge that (1) this Lease has been freely negotiated by both parties, and (2) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

35.15 Air, Light, View. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Project or any part thereof.

35.16 Joint and Several Liability. If more than one person or entity is named in this Lease as Tenant, their liability under this Lease will be joint and several.

35.17 Entire Agreement. This Lease (including the exhibits attached hereto) contains the entire agreement between the parties hereto, and no statement, representation, agreement or promise made in connection with this Lease shall be binding upon Landlord or Tenant unless set forth herein. This Lease may only be modified by an agreement in writing signed by Landlord and Tenant.

35.18 Relationship To Parties; No Third Party Beneficiaries. Nothing contained in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, will be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. This Lease is made for the sole benefit of Landlord and Tenant and, in the case of Paragraph 26 (Subordination to Mortgage), any present or future holder of a security interest described in such Paragraph, and their respective successors and assigns (subject to the limitation on assignment set forth above), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Lease. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Lease or the transactions contemplated hereby.

35.19 Attorneys' Fees. Tenant will pay, in addition to the rents and other sums agreed to be paid hereunder, all collection and court costs incurred by Landlord and Landlord's reasonable attorneys’ and paralegals' fees incurred for the collection of unpaid rentals or the enforcement, defense or interpretation of Landlord’s rights under this Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in any bankruptcy, arbitration or other administrative proceedings.

35.20 Authority; Not Restricted. Tenant, and the person executing this Lease on behalf of Tenant, represent and warrant that Tenant is duly formed in its state of organization, is in good standing in its state of organization and in the State identified in the Schedule and has full corporate or partnership or limited liability company ("LLC") power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership or LLC action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms. Landlord, and the person executing this Lease on behalf of Landlord, represent and warrant that Landlord is duly formed in its state of organization, is in good standing in its state of organization and in the State of Pennsylvania, and has full partnership power and authority to enter into this Lease and has taken all partnership action necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

35.21 Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for the Landlord’s benefit and may not be disclosed by Tenant or its agents, servants, and employees to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures will not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Tenant will indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered or claimed against Landlord, its agents, and employees, based in whole or in part upon the breach of this Paragraph by Tenant, its agents, servants, and employees. Notwithstanding the above, Tenant shall be entitled to disclosure information regarding this Lease to its attorneys, accountants, banks and other financial and business representatives and as required by law or applicable regulation. The obligations of this Paragraph will survive the expiration or earlier termination of this Lease.

35.22 Limitation of Landlord’s Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the Building for the collection of any judgment or other judicial process requiring the payment of money by Landlord. In no event shall Landlord nor any partners, shareholders, members or other principals of Landlord, or any managers or employees of Landlord be personally responsible or liable for the payment of any such judgment or process obtained against Landlord.

THIS LEASE CONTAINS PROVISIONS FOR THE CONFESSION OF JUDGMENT FOR BOTH MONEY AND POSSESSION, AND FOR THE WAIVER OF TRIAL BY JURY.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts.

WITNESS:
TENANT: DISCOVERY LABORATORIES, INC.
Name: Cynthia Davis
By:
Name: John Cooper
Its: Executive VP & CFO
Date: 05/26/04

WITNESS:	LANDLORD: STONE MANOR CORPORATE CENTER, L.P.
By: SM Corporate Center, Inc.
Name: Douglas B. Newbert
By:
Name: Walter S. Smerconish
Title: President
Date: 05/27/04

EXHIBIT A-1

SITE PLAN

EXHIBIT A-2

PREMISES FLOOR PLAN

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

It is hereby agreed among the parties to that certain Lease Agreement dated May __, 2004, for Suites 100 and 200, in the building commonly known as Office Building A in Stone Manor Corporate Center, located on Easton Road in Warrington Township, PA (the “Lease”) between Discovery Laboratories, Inc. (“Tenant”), and Stone Manor Corporate Center, L.P. (“Landlord”) that:

1.	The Commencement Date of the Lease, as referred to in the Schedule of the Lease, is ____________.

2.	The provisions of Paragraph 31 of the Lease will apply to and are hereby incorporated into this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Commencement Date Agreement as of the date hereof.

WITNESS:
TENANT: DISCOVERY LABORATORIES, INC.
Name:
By:
Name:
Its:
Date:

WITNESS:	LANDLORD: STONE MANOR CORPORATE CENTER, L.P.
By: SM Corporate Center, Inc.
Name:
By:
Name: Walter S. Smerconish
Title: President
Date:

EXHIBIT C

BUILDING RULES AND REGULATIONS

Landlord has adopted the following Building Rules and Regulations for the care, protection and benefit of your Premises and the Building and for the general comfort and welfare of all Tenants. These Rules and Regulations are subject to amendment by the Landlord from time to time.

1. Building Hours and Access.

1.1 Normal Building Hours are from 8:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday from 8:00 a.m. to 1:00 p.m., excluding legal holidays.

1.2 HVAC service at times other than for Normal Building Hours will be furnished only upon written request of Tenant delivered to the Landlord by 4:00 p.m. of the business day (i.e., Monday through Friday excluding legal holidays) preceding the day for which such usage is requested. Tenant will bear the entire cost of such additional service as such costs are determined by Landlord from time to time.

1.3 Building entry at times other than for Normal Building Hours may be limited to a single entrance.

1.4 Landlord reserves the right to designate the time when freight, furniture, goods, merchandise and other articles may be brought into, moved or taken from Premises or the Building. Tenants must make arrangements with the management office when the freight elevator is required for the purpose of carrying any kind of freight.

1.5 Landlord reserves the right at all times to exclude loiterers, vendors, solicitors, and peddlers from the Building and to require registration of satisfactory identification or credentials from all persons seeking access to any part of the Building outside ordinary business hours. Landlord will exercise its judgment in the execution of such control but will not be liable for the granting or refusal of such access.

2. Building.

2.1 The sidewalks, entry passages, corridors, halls, elevators, and stairways must not be obstructed by the Tenant or used by it for other than those of ingress and egress.

2.2 The floors, skylights and windows that reflect or admit light into any place in the Building must not be covered or obstructed by the Tenant.

2.3 Restroom facilities, water fountains, and other water apparatus must not be used for any other purpose other than for which they were constructed, and no rubbish, or other obstructing substances may be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant or Tenant's officers, employees, agents, patrons, customers, licensees, visitors, or invitees will be borne by Tenant.

2.4 Tenant will not injure, or overload or deface the Building, the woodwork, or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business, nor store in the Building or the Premises any flammable or odorous materials.

2.5 Tenant, its officers, agents, employees, patrons, customers, licensees, invitees, and visitors will not solicit in the Project, nor will Tenant distribute any handling or other advertising matter in automobiles parked in the Building's parking facilities.

2.6 Landlord will not be responsible for lost or stolen property, equipment, money, or any article taken from the Premises, Building or parking facilities, regardless of how and when loss occurs.

2.7 Landlord will have the right, exercisable upon written notice and without liability to Tenant, to change the name and street address of the Building.

2.8 Smoking will not be permitted in the Building. Smoking will not be permitted in the exterior Common Areas unless Landlord specifically designates a portion or portions of the exterior Common Areas where smoking is to be permitted, in which case smoking will be permitted only in those portions of the exterior Common Areas specifically designated by Landlord.

2.9 Tenant shall not in any manner use the name of the Project for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Project, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

3. Doors and Windows.

3.1 Tenant entrance doors should be kept closed at all times in accordance with the fire code.

3.2 The Tenant may not put additional locks or latches upon any door without the written consent of the Landlord.

3.3 All signage at the entrance to the Premises will be in the standard graphics for the Building, and no other may be used or permitted on the Premises without Landlord's prior written consent.

3.4 All glass, locks and trimmings in or upon the doors and windows of the Building will be kept whole and when any part thereof is broken the same will be immediately replaced or repaired and put in good repair.

3.5 Window blinds of a uniform Building Standard color and pattern only will be used throughout the Building to give uniform color exposure through exterior windows. These blinds will remain in the lower position at all times to provide uniform exposure for the outside.

4. Premises Use.

4.1 The Tenant may not install in the Premises any heavy weight equipment or fixtures or permit any concentration of excessive weight in any portion thereof without first having obtained Landlord's written consent.

4.2 Tenant may not operate any device which may emanate electrical waves which will impair radio or television broadcasting or reception from or in the Building.

4.3 No wires of any kind or type (including but not limited to television or radio antennas) may be attached to the outside of the Building and no wires may be run or installed in any part of the Building without the Landlord's prior written consent. Such wiring will be done by the electrician of the Building only, and no outside electrician will be allowed to do work of this kind unless by the written permission of Landlord or its representatives.

4.4 If Tenant desires any signal, communication, alarm or other utility or service connection installed or changed, such work will be done at the expense of Tenant, with the approval and under the direction of Landlord. Tenant will not utilize any wireless communication equipment (other than usual and customary cellular telephones and pagers), including antenna and satellite receiver dishes, within the Premises, or the Building, without Landlord's prior written consent. Such consent may be conditioned in such manner so as to protect Landlord's interest and the interest of the Building and the other tenants therein.

4.5 No painting may be done, nor may any alterations be made, to any part of the Building by putting up or changing any partition, doors or windows, nor will there be any nailing, boring, or screwing into the woodwork or plastering, nor will any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord.

4.6 All contractors or technicians performing work for Tenant within the Premises, Project or parking facilities will be referred to Landlord for approval in accordance with the Lease before performing such work. This will apply to all work including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceiling, equipment or any other physical feature of the Project, leased Premises or parking facilities. None of this work may be done by Tenant without Landlord's prior written approval.

4.7 Tenant will not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises. Such odors include, but are not necessarily limited to, cooking fumes, food odors, cleaning agents, chemicals, or substances of any kind. If Landlord receives a complaint regarding objectionable odors, the complaint will be investigated and if necessary, the offender will be asked to cease and desist from the action causing the objectionable odor(s).

4.8 Tenant shall not bring into or keep within the Building any motor vehicle or bicycle.

EXHIBIT D

WORK LETTER

1. PLANNING.

Tenant will engage an interior office space planner ("Space Planner"), subject to Landlord's prior written approval. Tenant will cause the Space Planner to prepare a detailed space plan (the "Space Plan") for the Work (hereinafter defined). The Space Plan must indicate among other things:

a. Special loading, such as the location of file cabinets or special equip-ment.

b. Openings in the walls or floors.

c. Special electrical, air conditioning or plumbing work.

d. Location and dimensions of telephone equipment rooms, and tele-phone and electrical outlets.

e. Partitions - locations and type, including doors and non-Building Standard hardware.

f. Special cabinet work or other millwork items.

g. Variations to standard ceiling heights.

h. Color selection of painted areas.

i. Selection of floor covering and any special wall covering.

Landlord will review the Space Plan and either approve or disapprove the Space Plan. If Landlord does not approve the Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval. The approval and revision process for the revised Space Plan will be the same as described in the previous 2 sentences.

After the Space Plan has been approved by Landlord, Tenant will engage a licensed architect (the "Architect") (who may be the same as the Space Planner), subject to Landlord's written approval. Tenant or the Architect will also engage such licensed engineering firms ("Engineers") as may be required or appropriate in connection with preparing mechanical, electrical, plumbing, HVAC or other plans and specifications, all of whom will be subject to Landlord's written approval. Tenant will cause the Architect and Engineers to prepare permittable drawings, and final construction drawings and specifications (the "Plans") of the Work and will, within the time frames set forth in Paragraph 16 of the Addendum to Lease, deliver 3 copies of same to Landlord for its approval. The Plans will consist of fully dimensioned and complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Work, and will include, in addition to all items required to be included in the Space Plan, the following, to the extent applicable: (i) all electrical outlet locations, circuits and anticipated usage therefore, (ii) reflected ceiling plan, including lighting, switching and special ceiling specifications, (iii) duct locations for HVAC equipment, (iv) details of all millwork, (v) dimensions of all equipment and cabinets to be built in, (vi) furniture plan showing details of space occupancy, (vii) keying schedule (Premises must be keyed to permit entry by Building master key), if any, (viii) lighting arrangement, (ix) special HVAC equipment and requirements, (x) weight and location of heavy equipment, and anticipated loads for special usage rooms, (xi) demolition plan, (xii) partition construction plan, (xiii) all requirements under the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and all other applicable governmental requirements, and (xiv) final finish selections, and any other details or features requested by the Architect or Engineers or Landlord in order for the Plans to serve as a basis for contracting the Work. The Plans will be substantially consistent with the Space Plan without any material changes.

For purposes of this Work Letter, the "Work" means: (A) purchase and installation of the improvements and items of work shown on the final Architectural Plans and Engineering Plans, and (B) any demolition, preparation or other work required in connection therewith.

2. COST OF THE WORK; ALLOWANCE.

2.1 Cost of The Work. Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the "Cost of the Work") associated with the Work whatsoever, including, without limitation, all costs for or related to:

a. the so-called "hard costs" of the Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors' charges for overhead and fees (including a contractor’s fee of 4%), and so-called “general conditions" (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes); and

b. the so-called "soft costs" of the Work, including, without limitation, the Space Plans, the Architectural Plans, and the Engineering Plans, and all revisions thereto, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith.

Landlord will furnish Tenant with written estimates of the Cost of the Work within 15 business days after receipt by Landlord of the Engineering Plans and the Architectural Plans, whichever is later. Landlord shall be required to bid out the portion of the Work consisting of the dry-wall and metal studs to two (2) separate contractors. If Tenant fails to approve or disapprove in writing such estimates within 3 business days after Tenant's receipt of such estimates, the estimates will be deemed approved by Tenant in all respects, and Landlord may complete the Work without further authorization or approval of Tenant. If Tenant disapproves the cost of such estimates within the required time, Tenant may propose modifications to the Architectural Plans (subject to Landlord's approval) in order to modify the cost of the Work. Following any such modifications to the Architectural Plans, and any resulting changes to the Engineering Plans, Landlord will submit to Tenant revised cost estimates. Tenant shall also have the right, to be exercised with said 15 business day period, to require Landlord to bid out the Work to 1 additional contractor recommended by Tenant. Any delay in the completion of the Work (x) caused by Tenant's disapproval of the initial or any subsequent cost estimates, (y) caused by any such revisions to the Architectural Plans or Engineering Plans or (z) caused by Tenant requiring Landlord to bid out the Work to 1 additional contractor recommended by Tenant, will constitute a Tenant Delay. At Tenant’s request, Landlord shall make available for inspection information relating to the bidding of the Work.

2.2 Allowance. Landlord will provide a construction allowance (the "Allowance") of up to the amount of the Allowance set forth in the Schedule to the Lease toward the Cost of the Work. The Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property. If all or any portion of the Allowance is not used, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

2.3 Payment. The Cost of the Work in excess of the Allowance will be borne by Tenant and will be due and payable to Landlord by Tenant as and when billed from time to time. Tenant will pay Landlord the Cost of the Work, minus the Allowance, as follows:

a. An amount equal to the estimated total cost of the Work, minus the Allowance, will be paid to Landlord before commencement of the Work, and

b. An amount equal to the unpaid balance, if any (over the Allowance), of the total Cost of the Work will be paid to Landlord upon substantial completion of the Work, but in no case later than initial occupancy by Tenant.

3. COMMENCEMENT OF LEASE; RENT. Subject to the other terms and conditions of this Work Letter and the Lease, Landlord will proceed diligently and use reasonable efforts to cause the Work to be substantially completed on or before the Estimated Commencement Date set forth in the Lease. Unless a Tenant Delay (defined below) occurs, the Lease Term and Tenant's obligation to pay rent under the Lease will not commence until the Work has been substantially completed, as reasonably determined by Landlord. If Landlord fails to substantially complete the Work by the Commencement Date set forth in the Lease and any Tenant Delay (defined below) occurs, then the term of the Lease and Tenant's obligation to pay rent under the Lease will commence on the date on which the Work would have been substantially completed but for the Tenant Delay, as reasonably determined by Landlord. All work to be done in the Premises, including, without limitation, the Work, will be subject to Land-lord's approval, and no work may be undertaken in the Premises until such approval is given. For purposes of this Lease, each one or more of the following constitutes a "Tenant Delay":

a. Tenant's or the Space Planner's failure to devote the time or furnish the information required under Paragraph 1 in connection with the Space Plan or the Architectural Plans; or

b. Tenant's unreasonable disapproval of cost estimates for the Work; or

c. Tenant's request for materials, finishes or installations constituting "long-lead items," as reasonably determined by Landlord; or

d. Tenant's request for changes in the Work, or in the Architectural Plans or Engineering Plans (notwithstanding Landlord's approval of any such changes), including, without limitation, any changes in Architectural Plans or Engineering Plans made at the request of Tenant upon Tenant's receipt of the cost estimates in accordance with Paragraph 2; or

e. Any other act or omission by Tenant or its agents, including, without limitation, the Space Planner, which directly or indirectly delays completion of the Work or Landlord's delivery to Tenant of possession of the Premises.

4. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Land-lord, at Landlord's reasonable discretion, may permit Tenant and Tenant's agents to enter the Premises prior to the date specified as the Commencement Date of the Lease in order that Tenant may make the Premises ready for Tenant's use and occupancy. If Landlord permits such entry prior to the Commencement Date, such permission will constitute a license only and not a lease and such license will be conditioned upon: (a) Tenant working in harmony and not interfer-ing with Land-lord and Landlord's agents, contractors, workmen, mechanics and suppliers in doing the Work, or the Work in the Building or with other tenants and occupants of the Build-ing; (b) Tenant obtaining in advance Landlord's approval of the contractors pro-posed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, (ii) general con-tractor's affidavit for proposed work and waiver of lien from general contrac-tor, all subcontractors and suppliers of material; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may require. Landlord will have the right to withdraw such license for any reasonable reason upon 24 hours' notice to Tenant. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property placed or installations made in the Premises prior to the Commencement Date, the same being at Tenant's sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contrac-tors, suppliers or workmen in or about the Premises or the Project. Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Paragraph 11 of the Lease and all other terms of the Lease.

5. MISCELLANEOUS.

A. The Premises must be keyed to permit entry by the Building master key.

B. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Lease.

C. The terms and provisions of this Work Letter are intended to supple-ment and are specifically subject to all the terms and provisions of the Lease.

D. This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

6. PRELIMINARY CORE AND SHELL SPECIFICATIONS. Landlord shall, at Landlord’s sole cost and expense and not as part of the Cost of the Work, deliver the Premises to Tenant in accordance with the specifications attached to the Lease as Exhibit E.

EXHIBIT E

BUILDING SPECIFICATIONS

STONE MANOR CORPORATE CENTER
NEW 60,000 SF (+/-) THREE-STORY OFFICE BUILDING A
1574 EASTON ROAD, WARRINGTON, PA
PRELIMINARY CORE & SHELL SPECIFICATIONS
MARCH 12, 2003

This specification is to be read in conjunction with preliminary drawings dated 6/11/02 by
Thomas E. Hall & Associates, Inc.

1. GENERAL

A.
The project consists of a new Class A spec office building with three (3) office levels. The core and shell, all sitework, landscaping and underground utilities, will be provided for a complete development package. By definition, the shell building shall include a completed heated and cooled core, including vertical transportation, toilet and mechanical rooms, a public lobby and core areas. Building: approximately 60,000 SF. Each floor approximately 20,000 SF.

2. EXTERIOR SKIN

A.	The office building skin shall be a combination of brick and decorative block on metal stud back up with aluminum framed insulated glass windows.

B.	The building glass shall be by PPG and shall be one inch insulated, tinted, low-e (low emissary) with 400 and 1600 series SSG curtain wall by Kawneer (451T).

C.
The building envelope shall be thermally insulated to provide external wall system components with a minimum R-value of R-19. The overall building envelope should meet the performance requirements of ASHRAE Standard 1980 "Energy Conservation in New Building Design."

3.	EXTERIOR LIGHTING

A.	Building entrances to be illuminated with decorative brushed aluminum wall sconces.

B.	Building facades to be flood lit by white pole mounted fixtures on timers, strategically placed around the building.

4.	ROOF

A.	The roof covering shall be mechanically fastened EPDM membrane over rigid insulation sloped to roof drains.

B.	The roof system components shall provide a minimum R-value of R-30. Loading criteria shall be 30 lbs live load and 20 lbs dead load.

C.	Roof access shall be provided via roof hatch.

5.	INTERIOR PUBLIC AREAS / CORE SERVICES

A.	The building will feature dramatic two story and one story entrance lobbies with painted gypsum board ceiling, granite tile floor, fabric wall covering, wood veneer panels, and stone base.

B.	Upper Floor Lobbies: Wood/fabric wrapped panels in the elevator lobbies with painted gypsum board ceiling, vinyl covering on walls, carpeted floors and wood base.

C.	Lobbies: 1st& 2nd floor lobbies shall be enhanced by an open stair with decorative stainless steel handrails.

D.
Restrooms: 2' x 4' x 5/8" second look acoustical ceiling, ceramic tile on floors and at wet walls, vinyl wall covering at other walls with ceramic tile base. Corian counter tops and full height GWB partitions with painted louvered doors shall be provided, as well as recessed and semi-recessed toilet accessories and full width unframed mirrors. Fixture counts should be based on the code required minimums with upgraded capacity to accommodate the actual occupancy of the building.

E.	Lighting for restrooms - Lighting will be accomplished with a combination of recessed soffit lighting as well as decorative wall mounted fixtures over counter tops.

F.
Janitors Rooms - There shall be a minimum of one janitor room per floor equipped with utility sink, storage shelving, mop racks and receptor properly sized for ability to store all related equipment and supplies.

G.	Perimeter interior shall be metal studs and insulation only.

H.	Drinking fountains shall be provided to meet occupancy needs as well as comply with all applicable codes and provisions of the ADA.

I.	Stair and elevator shafts to be CMU.

J.
Interior "hard core" area partitions on all floors shall be constructed from floor to underside of deck above with 5/8" gypsum wallboard attached to each side of 3-5/8" wide 25 gauge metal studs located at 16" on center (similar for fire rated and/or shaft wall).

K.	Exterior doors shall be medium stile aluminum and glass to match window system with swing assist.

L.
Two (2) hydraulic elevators shall be provided for passenger use. The elevators shall be two 3,000 lb. capacity with door and frame finishes to be brushed stainless steel. Cab finishes will consist of Otis Elevators standard Wilsonart laminate wall panels and shall be ADA compliant. Elevator speeds are 125 / 150 fpm. Elevator to have 9’-0”interior ceiling height.

6.	INTERIOR LIGHTING

A.	Lobbies will be illuminated with dramatic pendant fixtures and recessed down lighting through out.

7.	STRUCTURAL

A.	The building shall be constructed of structural steel with composite metal deck and concrete floors. The foundation systems will be appropriate to the site specific subsurface conditions.

B.	The floors shall be designed to accommodate a 100 lb. of live load.

C.	The floor to floor height of the office building shall be approximately 13’-6” to accommodate a minimum clear ceiling height of approximately 9'-0" after design build HVAC coordination is complete.

8.	HEATING, VENTILATING, AND AIR CONDITIONING - assumed to be design build.

Design base building engineering systems to include:
o	VAV base building system.
o	Base Building Rooftop units (electric or gas)
o	Vertical shafts and medium pressure duct work installed.
o	VAV at lobby and toilets.
o	VAV boxes throughout floors 1 / 1,800 SF.
o	Base Building fire protection.
o	Incoming electrical service, switchgear, electrical risers, local panels at each floor.
o	Primary switchgear, incoming utility services.

A.	HVAC Design Criteria

1.	The HVAC system shall be designed based on the following criteria:

a)	Outdoor design conditions:

i. Summer 93°F DB and 75°F WB
ii. Winter 10°F DB

b)	Indoor design conditions:

i. Office Space:     75°F DB 50% RH - Summer - Occupied
70°F DB 35% RH - Winter - Occupied
Occupancy based on office load of one person per 250 USF.

c)	Ventilation Requirements: (Per ASHRAE 62-1989). Restrooms will be provided with 1 CFM per square foot exhaust and supply by air and infiltration.

d)
HVAC system shall have approximately 195 (±58,000 RSF ÷ 300 SF/ton = 195 tons) tons of roof top mounted units. System shall serve approximately 300 SF per ton and be equipped with DDC controls, economizers and outside air intakes. Heat loads exceeding design loads will be accommodated by separate units at Tenant costs.

e)	Occupancy based on office load of one person per 250 SF.

9.	ELECTRICAL SYSTEMS - assumed to be design build.

A.
The entire electrical distribution system shall comply with the National Electrical Code and any applicable local codes. Building equipped with a minimum of 1,000 KVA 1600 amp service fed by electric utility company feeds. 480/277 volt three phase four wire service.

B.	Emergency System

1.	Provide battery pack system or generator for life safety system; for night lights, exit lights, and emergency lights.

C. Wattage

Watts / square feet - General Power	7
Lighting and general task	3
HVAC	15
TOTAL WATTS/SF	25

D. Fire Alarm System

1.
The building will be equipped with a class A multiplexed, electrically supervised fire alarm system with smoke detection in all common areas and HVAC equipment tied into audible and visual alarms. The system will comply with IBC and ADA requirements.

10.	PLUMBING - assumed to be design build.

A.	All work shall conform to the latest IBC National Plumbing Code and local authorities having jurisdiction.

B.	Provide domestic water system providing a minimum of 25 psi at each plumbing fixture with water velocities not exceeding five feet per second (5 FPS) for quiet operation.

C.	Electric water coolers shall be self-contained electric, stainless steel bowl meeting ADA requirements.

D.	Hot water heaters shall provide hot water at 100-105° F for general usage.

E.
All plumbing fixtures shall be vitreous china, commercial quality. Water closets and urinals shall be flush valve type, siphon jet, wall hung. Lavatories shall be integral bowl, furnished with Corian vanity tops. All lavatory trim shall meet ADA requirements.

11.	FIRE PROTECTION - assumed to be design build.

A.	Design Criteria

1.	The building will be equipped with a fully automated water source fire suppression system in accordance with the following:

a)	NFPA 13 (1993) - Installation of Sprinkler Systems.
b)	International Building Code 2000
c)	Local Fire Marshal.

B. Automatic sprinklers shall be hydraulically designed for light, ordinary hazard in office areas, mechanical rooms and storage areas. Sprinklers shall be the following:

1.	Non Public Spaces: semi-recessed type sprinkler heads.

2.	General Public Area: concealed type sprinkler heads.

C.
Landlord shall be responsible for the complete installation to code for an unfinished, vacant space with sprinkler heads turned up. Tenant shall be responsible, at its sole cost and expense, for pipe branches and additional heads to accommodate Tenant’s floor plan.

12.	LANDSCAPING - assumed to be design build.

A.	Landscaping includes new site landscaping treatment including shrubs, trees and extensive flowerbeds at entranceways.

13.	MISCELLANEOUS

ADA Compliance- The entire building and route access from parking lot handicapped spaces to building entrance will be in accordance with the Americans with Disabilities Act (ADA) including elevators and lobbies.

ADDENDUM TO OFFICE LEASE AGREEMENT

This Addendum is hereby attached to and made a part of that certain Office Lease Agreement (the "Lease") between STONE MANOR CORPORATE CENTER, L.P. ("Landlord") and DISCOVERY LABORATORIES, INC., a Pennsylvania corporation  ("Tenant") for the premises shown on Exhibit "A-2" of the Lease at Stone Manor Corporate Center and is executed on even date with the Lease.

1. Conflict; Definitions. In the event there is a conflict between the provisions of this Addendum and any other part of the Lease, the provisions of this Addendum shall modify and supersede such other part of the Lease to the extent necessary to eliminate any such conflict. All terms which are defined in any other part of the Lease shall have the same meaning when used in this Addendum.

2. Completion of the Landlord’s Work.

(a)  Landlord agrees to use reasonable efforts and due diligence to “substantially complete” the work set forth in the Work Letter (the “Work”) by September 27, 2004 (the “Construction Deadline”), subject to Tenant Delay and the force majeure provisions contained in the Lease. As used herein, the term “substantially complete” shall mean the date that (i) the Work is completed to a state to permit Tenant to reasonably and conveniently use and occupy the Premises for the conduct of its business, even though the installation of minor details, decorations and mechanical adjustments by Landlord and any improvements to be performed by Tenant, remain to be completed, and (ii) a certificate of occupancy has been issued by Warrington Township so as to permit Tenant to use and occupy the Premises for the conduct of its business, whichever is later.

(b) If Landlord fails to substantially complete the Work by the Construction Deadline, subject to Tenant Delay and the force majeure provisions contained in the Lease, then Tenant shall have the right to terminate the Lease under and subject to the following terms and conditions:

(i) Tenant shall first be required to deliver written notice to Landlord specifying Landlord's non-compliance with its obligations under this Paragraph 2(b) (which notice may not be delivered until after the Construction Deadline) and give Landlord 30 days in which to substantially complete the Work. If Landlord substantially completes the Work within 30 days after receipt of Tenant's notice under this Paragraph 2(b), then Tenant shall forfeit its right to terminate the Lease under this Paragraph 2.

(ii) If Landlord fails to substantially complete the Work within the aforesaid 30-day grace period, then Tenant shall have the right, by delivery of written notice to Landlord at any time after the expiration of the aforesaid 30-day grace period but prior to Landlord's substantial completion of the Work, as Tenant's sole and exclusive remedy, to terminate the Lease; whereupon the Lease shall terminate on the date of Landlord's receipt of the aforesaid termination notice. Tenant's failure to timely comply with the notice provisions contained in this Subparagraph (ii) shall be deemed to constitute a waiver of Tenant's right to terminate the Lease under this Paragraph 2.

3. Termination Option. Tenant shall have the option to terminate the Lease (the “Termination Option”) at any time after the 39th month (the “Termination Date”), provided that (a) Tenant gives written notice to Landlord (the “Termination Notice”) at least 9 months prior to the Termination Date of Tenant’s desire to exercise the Termination Option, and (b) Tenant pays Landlord, at the time Tenant delivers the Termination Notice, a lease termination fee equal to (i) the sum of the unamortized cost of Landlord’s Work, amortized on a straight line basis at a rate of 8% over the initial term of the Lease and (ii) unamortized commissions paid by Landlord in connection with the Lease amortized on a straight line basis at a rate of 8% over the initial term of the Lease, plus:

•	6 months of Base Rent if the Lease is terminated between months 40 through 47 inclusive; or

•	5 months of Base Rent if the Lease is terminated between months 48 through 55 inclusive;

•	4 months of Base Rent if the Lease is terminated between months 56 through 60 inclusive;

•	3 months of Base Rent if the Lease is terminated in month 61;

•	2 months of Base Rent if the Lease is terminated in month 62; or

•	1 month of Base Rent if the Lease is terminated in month 63.

Tenant’s failure to comply with the aforesaid requirements shall be deemed a waiver of Tenant’s right to exercise the Termination Option. If Tenant exercises the Termination Option in accordance with the terms of this Paragraph 3, then the Lease shall terminate on the Termination Date specified in the Termination Notice and Tenant shall not be liable for the payment of Rent or any other sums due under the Lease after the Termination Date.

4. Electricity and Gas. Notwithstanding anything to the contrary set forth in Paragraph 7.2 of the Lease:

(a) Tenant shall pay for all electricity and gas used in the Premises.

(b) Landlord shall install separate meters to measure the electricity and gas used by Tenant in the Premises. Landlord and Tenant shall split the cost of installing the separate meters, provided that Tenant’s cost shall be capped at Six Thousand Two Hundred Fifty Dollars ($6,250.00).

5. Right of First Offer.

(a) Provided that Tenant is not in default under the Lease and subject to the terms and conditions of this Paragraph 5, Tenant shall have the right to lease any additional space that may become available for lease on the 3rd floor of the Building during the term of the Lease (the “Available Space”), at any time up to, but within ten (10) days after, Tenant's receipt of written notice from Landlord that Landlord intends to begin to market the Available Space for lease, by delivery of written notice (the "Expansion Notice") to Landlord specifically electing such right. Tenant must lease all of the Available Space and may not elect to lease a portion thereof.

(b) In the event that Tenant notifies Landlord of its election to lease the Available Space in accordance with Paragraph 5(a) above, then Landlord and Tenant shall attempt to negotiate the terms upon which Landlord would be willing to lease the Available Space to Tenant (i.e., rent, term, construction allowance, etc.). If Landlord and Tenant are unable to mutually agree upon such lease terms within ten (10) days after Landlord's receipt of the Expansion Notice, then Tenant shall have no further rights to lease the Available Space and Landlord may thereafter lease the Available Space without having to re-offer the Available Space to Tenant. If Landlord and Tenant are unable to mutually agree upon such lease terms, Landlord shall be free to lease the Available Space to any third party provided that: (i) the base rent (excluding any tenant allowances and other concessions given to new tenants) in such lease is at least 90% of the base rent (excluding any tenant allowances and other concessions given to new tenants) offered to Tenant, and (ii) the other material terms in such lease are substantially similar to the lease terms (other than base rent) offered to Tenant.

(c) Landlord shall be under no obligation to offer any space for lease to Tenant under this Paragraph 5 that is vacant on the date of this Lease or renewed by an existing occupant.

(d) Tenant’s rights under this Paragraph 5 are subject to the rights of any tenant as of the date hereof.

6. Letter of Credit. Notwithstanding anything to the contrary set forth in Paragraph 32 of the Lease:

(a) At Tenant’s election, in lieu of posting the security deposit set forth in the Lease, Tenant at any time simultaneously with, or following the execution of the Lease, shall deliver to Landlord an irrevocable letter of credit, payable in U.S. Dollars, running in favor of Landlord and issued by a bank insured by the Federal Deposit Insurance Corporation, in the amount of the required security deposit. The letter of credit shall be irrevocable for the term of the Lease and shall provide that it is automatically renewable for a period ending not earlier than sixty (60) days after the expiration of the term hereby demised without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not be renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the expiration of the term hereby demised).

(b) The form and terms of the letter of credit (and the bank issuing the same) shall be acceptable to Landlord and shall provide, among other things, in effect that:

(i) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) statement that such amount is due to Landlord under the terms and conditions of the Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity).

(ii) The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement.

(iii) In the event of a transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefore, and it is agreed that the provisions thereof shall apply to every transfer or assignment of said letter of credit to a new Landlord.

(c) If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit shall be less than the required security deposit. Tenant shall forthwith provide Landlord with additional letter(s) of credit in an amount equal to the deficiency.

(d) Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e) Without limiting the generality of the foregoing, if the letter of credit expires earlier than sixty (60) days after the expiration of the term of this Lease, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable as above provided to sixty (60) days after the end of the term of the Lease upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, (ii) or if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Paragraph, Tenant, at least thirty (30) days prior to the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Paragraph, must deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in the Lease for security deposits, failing which Landlord may present such letter of credit to the bank, in accordance with the terms of this Paragraph, and the entire sum secured thereby shall be paid to Landlord, to be held by Landlord as provided in this Paragraph, and as provided in the Lease for security deposits.

(f) Provided that no Event of Default shall have occurred and there is no existing circumstance which with the passage of time, or the giving of notice or both, would give rise to an Event of Default, the security deposit (whether posted in cash or in the form of a letter of credit) shall be reduced to $400,000 on the first day of the 40th month after the Commencement Date.

7. Operating Expenses. Notwithstanding anything to the contrary set forth in Paragraph 6.1 of the Lease:

(a) Landlord agrees that any services provided to the Building by Landlord (or any affiliate of Landlord) and included within the Operating Expenses shall be provided at a cost which is both commercially reasonable and comparable with that which could be obtained from an independent contractor or supplier of such services.

(b) Real estate taxes shall not include the federal, state or local income taxes owed by the parties constituting Landlord.

(c) If Landlord elects, in Landlord's sole discretion, to pay a real estate tax bill for the Building prior to the due date, then Landlord shall pass along any discounts received from such early payment within the calculation of Operating Expenses.

(d) Operating Expenses shall not include: (i) capital expenditures to prepare space for occupancy by a new tenant; (ii) repairs occasioned by insured casualties to the extent of the insurance proceeds received by Landlord; (iii) leasing commissions, advertising costs or other expenses incurred in leasing or procuring new tenants or attorneys’ fees which are incurred in connection with negotiations or disputes with tenants or prospective tenants; (iv) costs of decorating or redecorating a tenant’s space; (v) costs of relocating a tenant to a new space; (iv) repairs or rebuilding necessitated by a condemnation to the extent of the proceeds received by Landlord; (vi) debt service payments; (vii) amounts in excess of fair market rates with respect to any service provided by an affiliate of Landlord; (viii) management fees in excess of One Dollar ($1.00) per square foot; (ix) costs incurred due to violations by Landlord of any of the terms and conditions of any lease; (x) any particular items and services for which Tenant or any other tenant otherwise reimburses Landlord by direct payment over and above Base Rental; and (xi) any fines or penalties incurred due to violations by Landlord of applicable legal requirements relating to the Building or the Project and any expenses resulting directly from the gross negligence or intentional misconduct of Landlord; (xii) costs of abating or otherwise remediating any hazardous materials, present in or under the Building as of the date hereof, or correcting violations of existing legal requirements existing as of the date hereof; (viii) cost of art work in Building Common Areas; (xiv) any wages, salaries or other benefits paid to any employee not employed for or on behalf of the Building or the Project; and (xv) salaries and benefits of officers of Landlord.

8. Extension Option.

(a) Provided that Tenant is not in default under the Lease, Tenant shall have the option to extend the term of the Lease for one (1) additional term of five (5) years (the "Extension Option"), upon the same terms and conditions set forth in the Lease for the initial term, except that (a) the Base Rental shall be adjusted as hereinafter set forth, (b) Tenant shall not be entitled to the completion of any fit-up work as provided for in the Lease, and (c) Tenant shall have no other rights to extend the term of the Lease. In the event that Tenant decides to exercise the Extension Option, Tenant shall do so by giving written notice thereof to Landlord at least nine (9) months prior to the termination of the initial term of the Lease. The failure of Tenant to give such notice to Landlord at least nine (9) months prior to the termination of the initial term of the Lease shall be deemed a waiver by Tenant of such option to extend the term of the Lease.

(b) The Base Rental during the Extension Option shall be equal to ninety-five percent (95%) of the fair rental value of the Premises, as of the commencement of the Extension Option, based on the prevailing rental rate for com-parable office space in the Project as of the commencement of the Extension Option (with fair market value annual increases during the Extension Option), but in no event less than the Base Rental due for the last year of the initial term (the "Fair Rental Value"). The Fair Rental Value shall be determined by agreement between Landlord and Tenant at least six (6) months prior to the commencement of the Extension Option. In the event that Landlord and Tenant are unable to agree upon the Fair Rental Value by such date, an independent real estate appraiser located in the City of Philadelphia (who shall be a MAI or its equivalent) will be jointly selected by Landlord and Tenant and instructed to determine the Fair Rental Value. If Landlord and Tenant are unable to agree on an appraiser, an appraiser (from the City of Philadelphia) shall be appointed by the President of the Philadelphia Metropolitan Chapter of the Appraisal Institute. The determination by such appraiser as to the Fair Rental Value shall be final and binding upon Landlord and Tenant. The cost of such appraiser shall be borne equally by Landlord and Tenant.

9. Fire or Other Casualty. Notwithstanding anything to the contrary set forth in Paragraph 20 of the Lease.

(a)  If the Premises are damaged by fire or other casualty and Landlord does not advise Tenant that it has received insurance proceeds sufficient to pay the full cost of any necessary repairs (or has not advised Tenant that Landlord has other funds available and allocated for this purpose) within three (3) months of the date of such damage, or if Landlord fails to repair any such damage within six (6) months of the date of such damage, or if any such damage occurs during the last six (6) months of the initial lease term or any Extension Option, then Tenant shall have the right (provided that Tenant is not in default hereunder), to be exercised by notice in writing to Landlord within ten (10) days after the occurrence of either such event, to elect to terminate this Lease and, in such event, this Lease and the tenancy thereby created shall cease as of the date of such termination, unless terminated earlier by Landlord under Paragraph 20 of the Lease, and the rent and charges under this lease shall be adjusted as of the date of the casualty.

(b)  Notwithstanding anything contained in this Lease to the contrary, if the Premises are damaged by fire or other casualty, Landlord shall have the right, at Landlord’s sole option and at a Landlord’s cost and expense, to relocate Tenant to comparable space in the Project for the balance of the Lease Term.

10. Interruption of Services. Notwithstanding anything to the contrary set forth in Paragraph 7 of the Lease, in the event that any of the Building services specified in the Lease to be provided by Landlord are interrupted and such interruption prevents Tenant from using the Premises to conduct its business, Landlord agrees to use reasonable efforts and due diligence to cure any such interruption and return the Building services to the Premises. In the event there is a failure to furnish the services specified in this Lease, and if such failure is of a material nature so as to render any portion of the Premises substantially unusable for the purposes contemplated by this Lease and Tenant does, in fact, stop using the affected portion of the Premises, and after written notice thereof by Tenant to Landlord, then, if such failure continues to remain uncured for more than 20 consecutive business days after such written notice, Rent payments shall abate, based upon the portion or portions of the Premises affected by such interruption of service and the degree of adverse affect of the interruption upon the normal conduct of Tenant’s business at the Premises, until such failure is remedied. Landlord may prevent or stop any such abatement of Rent payments by providing substantially the same service by temporary or alternative means until the cause of loss of service can be corrected.

11.  Access to the Premises. With respect to Landlord's right to access the Premises, Landlord agrees to use reasonable efforts to (a) give Tenant at least 24 hours telephone notice prior to entry into the Premises (except in the event of an emergency where notice shall not be required), and (b) minimize any disruption or interference with the operation of Tenant's business.

12. Compliance with Laws. Except as otherwise required to be completed by Tenant under the Lease, Landlord agrees to comply with all present and future laws, rules, regulations, ordinances, guidelines, judgments and orders concerning the common areas of the Building, including, without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord, as part of the Operating Expenses, for its proportionate share of such costs incurred by Landlord pursuant to this Paragraph 12.

13. Rules and Regulations. Landlord shall use reasonable efforts to uniformly enforce all rules and regulations applicable to the Building among all tenants located in the Building. In addition, in the event of any discrepancy or conflict between any such rules and regulations and the terms of the Lease, the terms of the Lease shall control.

14. Legal Fees. In the event that Tenant institutes a lawsuit against Landlord to enforce or to recover damages for the breach of any of the terms of the Lease, it is specifically agreed that Tenant shall recover from, or be paid by Landlord, in addition to all items which Tenant may be entitled to recover in law or in equity, if Tenant is the prevailing party in such litigation, reasonable attorney’s fees, and the costs and disbursements of said proceeding. Said payments will be due to Tenant, provided that Tenant is the prevailing party in any such litigation, within 30 days after the conclusion of same. Tenant’s petition and/or pleadings may make demand for payment of attorney’s fee as an amount currently due and owing to Tenant as of the date of the petition and/or pleadings, without the necessity of any prior or further demand therefore or invoice for the same.

15. Allowance. Tenant may use any unused portion of the Allowance towards Tenant’s architectural and design fees, installation of Tenant’s voice and data cabling, signage and security system, but in no event shall any portion of the Allowance be applied towards payment of rent.

16. Estimated Commencement Date; Estimated Expiration Date. Tenant shall deliver (a) permittable drawings which shall include the reflective ceiling plan by May 21, 2004, and (b) a complete set of Plans (consisting of fully dimensioned and complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans) for the Work as required by the terms of the Work Letter attached as Exhibit D to the Lease by June 4, 2004. In the event that Tenant fails to deliver (x) permittable drawings which shall include the reflective ceiling plan by May 21, 2004, and/or (y) a complete set of Plans (consisting of fully dimensioned and complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans) for the Work as required by the terms of the Work Letter attached as Exhibit D to the Lease by June 4, 2004, then the Estimated Commencement Date and the Estimated Expiration Date will each be extended by one day for each day after May 21, 2004 or June 4, 2004, as applicable, until Tenant delivers permittable drawings or a complete set of Plans for the Work, as applicable.

17. Patio Area. Landlord shall, as part of the Work, install a patio area (the “Patio Area”) at a location to be approved by Landlord, in Landlord’s sole and absolute discretion.

18. Audits. If any audit conducted by Tenant pursuant to Paragraph 6.7 of the Lease reveals fraud or that the amount of the Building Operating Expenses or the Site Operating Expenses billed to Tenant is more than 5% in excess of Tenant’s Building Proportionate Share of actual Building Operating Expenses or Tenant’s Site Proportionate Share of actual Site Operating Expenses, then Landlord shall pay the reasonable costs and expenses incurred by Tenant in connection with such audit, not to exceed $2,500.00.

19. Landlord’s Maintenance Obligations. Landlord shall, at Landlord’s cost reimbursable as a Building Operating Expense or a Site Operating Expense, cause to be performed all maintenance, repairs and/or replacements to the Common Areas of the Building and all other areas within the Building not under the exclusive lease or occupancy of any one tenant, including structural maintenance, repairs, and replacements, as well as maintenance, repair and/or replacement of the foundations, the roofs, the HVAC systems, electrical systems above mechanical and plumbing systems, life safety systems, security systems, shafts (including elevator shafts), elevator cabs, stairs and stairwells, exterior walls and windows throughout the Building wherever located, necessary for compliance with applicable legal requirements, necessary to the good condition and proper functioning of the Building, and consistent with the appearance of comparable office buildings in the general vicinity of the Building.

20. Punch List. Prior to taking possession of the Premises Landlord and Tenant shall prepare a punch-list of agreed-upon items to be completed by Landlord as part of the Work. Landlord shall use reasonable efforts to complete the punch-list items within ninety (90) days after agreement is reached on such punch-list (or such longer time as is reasonably necessary in light of such work). Tenant’s taking possession of the Premises shall constitute the acknowledgment by, and representation of, Tenant that the Premises, were in good and satisfactory condition when possession was so taken except as otherwise expressly provided in the Work Letter or any such punch list.

21. Alterations and Improvements. Notwithstanding anything to the contrary set fort in Paragraph 11 of the Lease, Tenant may make non-structural alterations, improvements or additions to the Premises upon at least 10 days prior written notice to Landlord, but without Landlord’s consent, provided the cost of such non-structural alterations, improvements or additions do not exceed $50,000, in the aggregate. All such non-structural alterations, improvements or additions shall be made in accordance with the provisions of Paragraph 11 of the Lease, and shall be removed by Tenant upon termination of the Lease a provided in Paragraph 11.4 of the Lease.

22. Landlord’s Indemnification. Landlord will indemnify, defend and hold harmless Tenant and its agents or employees against any claims or costs, including reasonable attorneys' and paralegals' fees, arising from conduct or from any breach or default on the part of Landlord, its agents or employees during the Lease Term or from such acts or conduct of any subtenant, employee, agent, servant, customer or contractor of Landlord. In case any action or proceeding be brought against Tenant by reason of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act or negligence of the Landlord, or of its agents or employees, Landlord upon notice from Tenant will defend the same at Landlord 's expense by counsel reasonably satisfactory to Tenant. If any damage to the Project (excluding the Premises) results from any act or negligence of Landlord, Tenant may at Tenant 's option repair such damage, and Landlord will thereupon pay to Tenant the total cost of such repairs and damages to the Project (excluding the Premises); provided, however, that Tenant waives any right of action against Landlord for any loss or damage to the Project, including the Premises, resulting from fire or other casualty by such act or negligence if Tenant 's insurance policy covers such loss or damage and per-mits such a waiver.

23. Landlord’s Lien. Landlord hereby agrees to subordinate any and all landlord’s liens granted to it by operation of law in favor of any institutional financing that Tenant may obtain at any time during the term of this Lease, if required by any such institutional lender provided Landlord and such institutional lender enter into a subordination agreement in a form reasonably acceptable to Landlord.

24.  Tenant’s Authority. Tenant is a Delaware corporation duly formed and validly existing under the laws of the State of Delaware and in good standing and authorized to do business in the Commonwealth of Pennsylvania. Tenant has full power and authority to enter into and perform and comply with the terms and conditions of the Lease and this Addendum. Tenant shall provide to Landlord a resolution of Tenant’s board of directors authorizing the execution and delivery of the Lease and this Addendum and approving the transactions contemplated thereby and hereby.

25.  Tax Credit. If Landlord receives any real estate tax credit, rebate, refund, reduction or other adjustment (“Tax Credit”) with respect to the Building or the Project, then at all times during the term, Landlord shall deliver to Tenant its proportionate share of such Tax Credit; provided, however, Tenant shall pay its proportionate share of the costs of any contest, proceeding or action brought by Landlord to contest the validity or amount of any real estate tax.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers or representatives.

WITNESS:
LANDLORD:

STONE MANOR CORPORATE CENTER, L.P.
ATTEST: (Asst.) Secretary	By:	SM Corporate Center, Inc.
By:
Walter S. Smerconish, President

TENANT:

DISCOVERY LABORATORIES, INC.
ATTEST:
(Asst.) Secretary	By:
(Vice) President

COMMENCEMENT DATE AGREEMENT

It is hereby agreed among the parties to that certain Lease Agreement dated May 26, 2004, for Suites 100 and 200, in the building commonly known as Office Building A in Stone Manor Corporate Center, located on Easton Road in Warrington Township, PA (the “Lease”) between Discovery Laboratories, Inc. (“Tenant”), and Stone Manor Corporate Center, L.P. (“Landlord”) that:

1.	The Commencement Date of the Lease, as referred to in the Schedule of the Lease, is November 19, 2004.

2.	The provisions of Paragraph 31 of the Lease will apply to and are hereby incorporated into this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Commencement Date Agreement as of the date hereof.

WITNESS:	TENANT: DISCOVERY LABORATORIES

_________________________________	By:_________________________________
Name: Julia Fitzgibbons	Name: David Lopez
Its: Senior VP, General Counsel
Date: 1/17/05

WITNESS:	LANDLORD: STONE MANOR CORPORATE CENTER, L.P.
By: SM Corporate Center, Inc.

_________________________________	By:_________________________________
Name: Gwen Damone	Name: Walter S. Smerconish
Title: President
Date: 1/19/05